                                                                    EXHIBIT 10.6

                                     FORM OF
                                  MASTER LEASE

         THIS MASTER LEASE ("Lease") is executed and delivered effective as of this 13th day of September, 2001 (the "Effective Date"), and is entered into by and among WILLIAMS HEADQUARTERS BUILDING COMPANY, a Delaware corporation ("Lessor"), WILLIAMS TECHNOLOGY CENTER, LLC, a Delaware limited liability company ("Lessee"), and WILLIAMS COMMUNICATIONS, LLC, a Delaware limited liability company ("Guarantor").

                                    RECITALS

         The circumstances underlying the execution and delivery of this Lease are as follows:

         A. Capitalized terms used and not otherwise defined herein have the respective meanings given them in Article II, below.

         B. On even date herewith, Lessor has purchased from Lessee One Technology Center also known as Williams Technology Center, and other related assets all located in Tulsa, Oklahoma (all of which comprise the Leased Properties as defined hereinbelow).

         C. Lessor now wishes to lease the Leased Properties to Lessee, and Lessee wishes to lease the Leased Properties from Lessor, on the terms and conditions set forth in this Lease.

         D. As a material inducement to Lessor to enter into this Lease, Guarantor desires to unconditionally guaranty the performance of all of Lessee's duties and obligations hereunder.

         IN CONSIDERATION of the foregoing, the covenants and agreements contained herein, and other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, Lessor, Lessee and Guarantor agree as follows:

                                    ARTICLE I

                                LEASEHOLD ESTATE

         1.1 LEASE. Upon and subject to the terms and conditions hereinafter set forth, Lessor leases to Lessee, and Lessee leases from Lessor, the Leased Properties. Each Facility is leased subject to all covenants, conditions, restrictions, easements and other matters affecting such Facility, whether or not of record, including the Permitted Encumbrances and other matters which would be disclosed by an inspection of the Facility or by an accurate survey thereof.

         1.2 INDIVISIBILITY. This Lease constitutes one indivisible lease of the Leased Properties, and not separate leases governed by similar terms. The Leased Properties constitute one economic unit, and the Base Rent and all other provisions have been negotiated and agreed to based on a demise of all of the Leased Properties as a single, composite, inseparable



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

transaction and would have been substantially different had separate leases or a divisible lease been intended. Except as expressly provided herein for specific, isolated purposes (and then only to the extent expressly otherwise stated), all provisions of this Lease apply equally and uniformly to all the Leased Properties as one unit. An Event of Default with respect to any Leased Property is an Event of Default as to all of the Leased Properties. The parties intend that the provisions of this Lease shall at all times be construed, interpreted and applied so as to carry out their mutual objective to create an indivisible lease of all the Leased Properties and, in particular but without limitation, that for purposes of any assumption, rejection or assignment of this Lease under 11 U.S.C. ss.365 of the Bankruptcy Code, this is one indivisible and non-severable lease and executory contract dealing with one legal and economic unit which must be assumed, rejected or assigned as a whole with respect to all (and only all) the Leased Properties covered hereby.

         1.3 TERMS. This Lease shall have the Category 1 FF&E Term for the Category 1 FF&E, the Category 2 FF&E Term for the Category 2 FF&E, and the Realty Term for the Land and Leased Improvements (collectively the "Term" or "Terms").

                                   ARTICLE II

                                   DEFINITIONS

         2.1 DEFINITIONS. For all purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP as at the time applicable, (iii) unless otherwise specifically designated, all references in this Lease to designated "Articles," Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of this Lease, and (iv) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Lease as a whole and not to any particular Article, Section or other subdivision.

                  Additional Charges: All Impositions and other amounts, liabilities and obligations which Lessee assumes or agrees to pay under this Lease, including without limitation, any and all costs, expenses and charges relating to the upkeep and operation of the Leased Properties.

                  Affiliate: Any Person which, directly or indirectly, Controls or is Controlled by or is under common Control with another Person.

                  Approval Threshold: Five Hundred Thousand Dollars
($500,000.00).

                  Assessment: Any governmental assessment on the Leased Properties or any part thereof for public or private improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term.



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

                  Assumed Indebtedness: Any indebtedness or other obligations expressly assumed in writing by Lessor and secured by a mortgage, deed of trust or other security agreement to which Lessor's title to the Leased Properties is subject.

                  Award: All compensation, sums or anything of value awarded, paid or received in connection with a total or partial Taking.

                  Base Rent: Collectively the Category 1 FF&E Base Rent, the Category 2 FF&E Base Rent and the Realty Base Rent.

                  Business Day: Any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York or Dallas, Texas are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan (as defined in the Credit Agreement), the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

                  Capital Lease Obligations: With respect to any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

                  Category 1 FF&E: All of the tangible personal property as set forth on EXHIBIT K.

                  Category 1 FF&E Base Rent: During the Category 1 FF&E Term, the Category 1 FF&E Base Rent shall be the sum computed as set forth on EXHIBIT L.

                  Category 1 FF&E Expiration Date: September 12, 2006.

                  Category 1 FF&E Term: Five (5) Lease Years commencing on the Commencement Date and ending on the Category 1 FF&E Expiration Date.

                  Category 2 FF&E: All of the tangible personal property as set forth on EXHIBIT M.

                  Category 2 FF&E Base Rent: During the Category 2 FF&E Term, the Category 2 FF&E Base Rent shall be the sum computed as set forth on EXHIBIT N.

                  Category 2 FF&E Expiration Date: September 12, 2004.

                  Category 2 FF&E Term: Three (3) Lease Years commencing on the Commencement Date and ending on the Category 2 FF&E Expiration Date.



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

                  Center: The multi-story office building located on the Center Parcel, commonly known as the One Technology Center and Williams Technology Center.

                  Center Parcel: The real property more particularly described on EXHIBIT A attached hereto and made a part hereof on which the Center is located.

                  Central Plant: As defined in the Construction Completion Agreement.

                  Change in Control: means

         (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person other than Guarantor or WCG, of any ownership interest in the Lessee;

         (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of Section 13(d) or 14(d) of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) other than Guarantor, of interests representing more than thirty-five percent (35%) of either (i) the aggregate ordinary voting power represented by the issued and outstanding ownership interests of Lessee, Guarantor or WCG, or (ii) the issued and outstanding ownership interests of Lessee, Guarantor or WCG;

         (c) occupation of a majority of the seats (other than vacant seats) on the board of directors of Lessee, Guarantor or WCG, by Persons who were neither
(i) nominated by the respective board of directors of Lessee, Guarantor, or WCG nor (ii) appointed by directors so nominated; or

         (d) the acquisition of direct or indirect Control of Lessee, Guarantor or WCG, by any Person or group.

                  Clean-Up: The investigation, removal, restoration, remediation and/or elimination of, or other response to, Contamination, in each case to the satisfaction of all governmental agencies having jurisdiction, in compliance with or as may be required by Environmental Laws.

                  Code: The Internal Revenue Code of 1986, as amended.

                  Collateral: Whether now in existence or hereinafter created and/or acquired, collectively all Leased Personal Property and Fixtures, and insurance proceeds and products thereof, together with all books and records, computer files, programs, printouts and other computer materials and records related thereto.

                  Commencement Date: The Effective Date.

                  Condemnor: Any public or quasi-public authority, or private corporation or individual, having the power of condemnation.



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                  Construction Completion Agreement. The Agreement of Purchase
and Sale and Construction Completion dated effective as of February 26, 2001, as amended, between Lessor as Seller, and Lessee as Purchaser, covering a portion of the Leased Properties.

                  Construction Funds: The Net Proceeds and such additional funds as may be deposited with Lessor by Lessee pursuant to Section 14.6 for restoration or repair work pursuant to this Lease.

                  Contamination: The presence, Release or threatened Release of any Hazardous Materials at the Leased Properties in violation of any Environmental Law, or in a quantity that would give rise to any affirmative Clean-Up obligations under an Environmental Law, including, but not limited to, the existence of any injury or potential injury to public health, safety, natural resources or the environment associated therewith, or any other environmental condition at, in, about, under or migrating from or to the Leased Properties.

                  Control: The possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have correlative meanings.

                  Credit Agreement: The Amended and Restated Credit Agreement dated as of September 8, 1999, among Guarantor, WCG, Bank of America, N.A., The Chase Manhattan Bank, and other parties, as may be amended or waived from time to time with respect to the financial covenants therein, a copy of which constituted as of the Effective Date is attached hereto as EXHIBIT C.

                  Date of Taking: The date on which the Condemnor has the right to possession of the Leased Property that is the subject of the Taking or Partial Taking.

                  Debt: This includes, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) current accounts payable incurred in the ordinary course of business and (ii) payment obligations of such Person to the owner of assets used in a Telecommunications Business (as defined in the Credit Agreement) for the use thereof pursuant to a lease or other similar arrangement with respect to such assets or a portion thereof entered into in the ordinary course of business), (e) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Debt secured thereby has been assumed, (f) all guarantees by such Person of the Debt of others, (g) all Capital Lease Obligations of such Person (provided that Capital Lease Obligations in respect of fiber optic cable capacity arising in connection with exchanges of such capacity shall constitute Debt only to the extent of the amount of such Person's liability in respect thereof net (but not less than zero) of such

Person's right to receive payments obtained in exchange therefor), (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, and (i) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances. The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Debt provide that such Person is not liable therefor.

                  Encumbrance: With respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

                  Environmental Audit: A written certificate, in form and substance satisfactory to Lessor, from an environmental consulting or engineering firm acceptable to Lessor, which states that there is no Contamination on the Leased Properties and that the Leased Properties are otherwise in strict compliance with Environmental Laws.

                  Environmental Documents: Each and every (i) document received by Lessee or any Affiliate from, or submitted by Lessee or any Affiliate to, the United States Environmental Protection Agency and/or any other federal, state, county or municipal agency responsible for enforcing or implementing Environmental Laws with respect to the condition of the Leased Properties, or Lessee's operations at the Leased Properties; and (ii) review, audit, report, or other analysis data pertaining to environmental conditions, including, but not limited to, the presence or absence of Contamination, at, in, or under or with respect to the Leased Properties that have been prepared by, for or on behalf of Lessee.

                  Environmental Laws: All federal, state and local laws (including, without limitation, common law), statutes, codes, ordinances, regulations, rules, orders, permits or decrees relating to the introduction, emission, discharge or release of Hazardous Materials into the indoor or outdoor environment (including without limitation, air, surface water, groundwater, (land or soil) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transportation or disposal of Hazardous Materials; or the Clean-Up of Contamination, all as are now or may hereinafter be in effect.

                  Equipment: Collectively, all the items of machinery and equipment as defined in Article 9 of the UCC comprising part of the Leased Personal Property.

                  ERISA: The Employee Retirement Income Security Act of 1974, as amended from time to time.

                  ERISA Event: (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by Lessee or Guarantor of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by Lessee or Guarantor from the Pension Benefit Guaranty Corporation as defined in ERISA (and any successor entity) or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by Lessee or Guarantor of any liability with respect to the withdrawal or partial withdrawal from any Plan or multiemployer plan (as defined in Section 4001(a)(3) of ERISA); or (g) the receipt by Lessee or Guarantor of any notice, or the receipt by any multiemployer plan from Lessee or Guarantor of any notice, concerning the imposition of Withdrawal Liability or a determination that a multiemployer plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

                  Event of Default: The occurrence of any of the following:

                  (a) Lessee fails to pay or cause to be paid the Rent when due and payable;

                  (b) Any of Lessee, Guarantor or WCG, has a petition in bankruptcy filed against it, is adjudicated a bankrupt or has an order for relief thereunder entered against it, or a court of competent jurisdiction enters an order or decree appointing a receiver of Lessee, Guarantor or WCG or of the whole or substantially all of its property, or approving a petition filed against Lessee seeking reorganization or arrangement of Lessee under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, and such judgment, order or decree is not vacated or set aside or stayed within sixty (60) days from the date of the entry thereof, subject to the applicable provisions of the Bankruptcy Code (11 U.S.C.
Section 101, et seq.) and to the provisions of Section 16.7;

                  (c) Lessee, Guarantor or WCG: (i) admits in writing its inability to pay its debts generally as they become due, (ii) files a petition in bankruptcy or a petition to take advantage of any insolvency law, (iii) makes a general assignment for the benefit of its creditors, (iv) consents to the appointment of a receiver of itself or of the whole or any substantial part of its property, or (v) files a petition or answer seeking reorganization or arrangement under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, subject to the applicable provisions of the Bankruptcy Code (11 U.S.C. Section 101, et seq.) and to the provisions of Section 16.7;

                  (d) Lessee, Guarantor or WCG, is liquidated or dissolved, or begins a Proceeding toward liquidation or dissolution, or has filed against it a petition or other Proceeding to cause it to be liquidated or dissolved and the Proceeding is not dismissed within thirty (30) days thereafter, or Lessee or Guarantor in any manner permits the sale or divestiture of substantially all of its assets;



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

                  (e) The estate or interest of Lessee in the Leased Properties or any part thereof is levied upon or attached in any Proceeding and the same is not vacated or discharged within thirty (30) days thereafter (unless Lessee is in the process of contesting such lien or attachment in good faith in accordance with Article XII);

                  (f) Any representation or warranty made by Lessee or Guarantor in the Purchase Agreement or in the certificates delivered in connection therewith shall prove to be incorrect in any material respect when made or deemed made, Lessor is materially and adversely affected thereby and Lessee or Guarantor as the case may be, fails within twenty (20) days after Notice from Lessor thereof to cure such condition by terminating such adverse effect and making Lessor whole for any damage suffered therefrom, or, if with due diligence such cure cannot be effected within twenty (20) days, if Lessee has failed to commence to cure the same within the twenty (20) days or failed thereafter to proceed promptly and with due diligence to cure such condition and complete such cure prior to the time that such condition causes a default in any Facility Mortgage or any other lease to which Lessee is subject and prior to the time that the same results in civil or criminal penalties to Lessor, Lessee, Guarantor or any Affiliates of any of such parties or the Leased Properties;

                  (g) Lessee defaults, or permits a default, under any Facility Mortgage, related documents or obligations thereunder which default is not cured within any applicable grace period provided for therein;

                  (h) A default occurs under the Guaranty;

                  (i) A Transfer occurs without the prior written consent of Lessor;

                  (j) Except as otherwise provided in subsection (o) below, a default occurs under any Material Debt when and as the same become due and payable (subject to any applicable grace period);

                  (k) Lessee fails to purchase the Leased Properties if and as required under this Lease;

                  (l) Lessee, Guarantor or WCG breaches any of the financial covenants set forth in Article VIII hereof and the breach is not cured within a period of thirty (30) days after the earlier to occur of (i) the Notice thereof from Lessor, or (ii) knowledge thereof by Lessee, Guarantor or WCG;

                  (m) Lessee or Guarantor fails to observe or perform any other term, covenant or condition of this Lease and the failure is not cured by Lessee within a period of thirty (30) days after Notice thereof from Lessor;

                  (n) Lessee or Guarantor breaches any representation or warranty made by it in this Lease;



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

                  (o) An Event of Default (as defined in the Credit Agreement), occurs and an acceleration of any of the Loans as defined in the Credit Agreement results;

                  (p) One or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 shall be rendered against Lessee, Guarantor or WCG, or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Lessee, Guarantor or WCG to enforce any such judgment;

                  (q) An ERISA Event shall have occurred that, in the opinion of the Lessor, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of Lessee, Guarantor or WCG in an aggregate amount exceeding $25,000,000 for all periods;

                  (r) The Guaranty shall cease for any reason (other than the merger out of existence of the Guarantor pursuant to a transaction permitted hereunder or pursuant to the express terms of the Guaranty) to be in full force and effect, or Guarantor shall so assert in writing;

                  (s) A Change in Control shall occur;

                  (t) Lessee or Guarantor fails to observe or perform any provisions of Article XIII regarding insurance; or

                  (u) This Lease together with the Purchase Agreement are determined not to be a Qualifying Issuance as defined in the Credit Agreement.

                  Facility: Each of the Center and the Parking Structure.

                  Facility Mortgage: Any mortgage, deed of trust or other security agreement which with the express, prior, written consent of Lessor is a lien upon any or all of the Leased Properties, whether such lien secures an Assumed Indebtedness or another obligation or obligations.

                  Facility Mortgagee: The secured party to a Facility Mortgage.

                  Financial Statement: As to WCG, for any period, a statement of earnings and retained earnings and of changes in financial position and profit and loss for such period, and for the period from the beginning of the fiscal year to the end of such period, and the related balance sheet as at the end of such period, together with the notes thereto, all in reasonable detail and setting forth in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, and prepared in accordance with GAAP, certified to be accurate and complete by the chief financial officer of WCG. WCG's fiscal year-end Financial Statement shall be an audited financial report prepared by Ernst & Young LLP or other independent certified public accountants of recognized national standing and otherwise reasonably satisfactory to Lessor, containing WCG's balance sheet as of the end of that year, its related profits and losses, a statement of shareholder's equity for that year, a statement of cash flows for that year, any management letter prepared by those certified public accountants and such comments and financial details as are customarily included in reports of like character and the unqualified opinion of the certified public accountants as to the fairness of the statements therein.

                  Fixtures: Collectively, all permanently affixed Equipment, machinery, and fixtures, all as defined in Article 9 of the UCC, and other items of real and/or personal property (excluding Leased Personal Property and any portion of the Central Plant), including all components thereof, now and hereafter located in, on or used in connection with, and permanently affixed to or incorporated into the Leased Improvements, including, without limitation, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus (other than individual units), sprinkler systems and fire and theft protection equipment, towers and other devices for the transmission of radio, television and other signals, all of which, to the greatest extent permitted by law, are hereby deemed by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto.

                  GAAP: Generally accepted accounting principles in the United States of America, in effect at the time in question.

                  Governmental Authority: The government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

                  Guaranty: The Guaranty of even date herewith in the form attached hereto as EXHIBIT H executed by Guarantor.

                  Hazardous Materials: All explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law as hazardous, toxic, a pollutant or a contaminant.

                  Impositions: Collectively, all taxes (including, without limitation, all capital stock and franchise taxes of Lessor and all ad valorem, sales and use, single business, gross receipts, transaction privilege, rent or similar taxes to the extent the same are assessed against Lessor on the basis of its gross or net income from this Lease or the value of the Leased Properties), assessments (including Assessments), ground rents, water, sewer or other rents and charges, excises, tax levies, fees (including, without limitation, license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Leased Properties or the businesses conducted thereon by Lessee and/or the Rent (including all interest and penalties thereon), which at any time prior to, during or in respect of the Term may be assessed or imposed on or in respect of or be a lien upon (i) Lessor or Lessor's interest in the

Leased Properties, (ii) the Leased Properties or any part thereof or any rent therefrom or any estate, right, title or interest therein, or (iii) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with the Leased Properties or the leasing or use of the Leased Properties or any part thereof or (iv) the Rent; notwithstanding the foregoing, Imposition shall not include: (i) except as provided above, any tax imposed on Lessor's gross or net income generally and not specifically arising in connection with the Leased Properties (unless such a tax is levied, assessed or imposed in lieu of a portion or all of a tax which was included within the definition of "Imposition,") or (ii) any transfer or other tax imposed with respect to any subsequent sale, exchange or other disposition by Lessor of the Leased Properties or any part thereof or the proceeds thereof.

                  Insurance Requirements: All terms of any insurance policy required by this Lease and all requirements of the issuer of any such policy.

                  Interest Rate: The rate as set forth on EXHIBIT I.

                  Inventory: Collectively, all of the inventory as defined in
Article 9 of the UCC comprising part of the Leased Personal Property.

                  Investigation: Soil and chemical tests or any other environmental investigations, examinations or analyses.

                  Judgment Date: The date on which a judgment is entered against Lessee which establishes, without the possibility of appeal, the amount of liquidated damages to which Lessor is entitled hereunder.

                  Land: The Center Parcel and the Parking Structure Parcel.

                  La Petite Lease. The term "La Petite Lease" shall mean that certain Ground Lease with Construction by Lessee between Williams Realty Corp. (now Williams Headquarters Building Company), as Landlord and La Petite Academy, Inc., as Lessee, dated July 22, 1987, as amended by that certain First Amendment to Lease Agreement dated February 28, 1989.

                  La Petite Parcel. The term "La Petite Parcel" shall mean the real property covered by the La Petite Lease.

                  Lease: As defined in the Preamble.

                  Lease Year: Each period of twelve (12) calendar months commencing with the Commencement Date, and any succeeding twelve (12) month period during the Term.

                  Leased Improvements: Collectively, all buildings, structures, Fixtures and other improvements of every kind on the Land including, but not limited to the Center, the Parking Structure and the Skywalk, and all alleyways, sidewalks, utility pipes, conduits and lines (on-site and off-site), parking areas and roadways appurtenant to such buildings and structures.

                  Leased Personal Property: The Category 1 FF&E, the Category 2 FF&E, and all Personal Property leased to Lessee on the Commencement Date, and all Personal Property that pursuant to the terms of the Lease becomes the property of Lessor during the Term.

                  Leased Property: The Land on which a Facility is located, the Leased Improvements on such portion of the Land, the Related Rights with respect to such portion of the Land.

                  Leased Properties: All Leased Property and Leased Personal Property, SPECIFICALLY EXCLUDING, however, the Central Plant.

                  Leased Properties Trade Name: The name under which the Leased Properties do business during the Term. The current Leased Properties Trade Name is both "One Technology Center" and "Williams Technology Center".

                  Legal Requirements: All federal, state, county, municipal and other governmental statutes, laws, rules, orders, waivers, regulations, ordinances, judgments, decrees and injunctions affecting the Leased Properties or any portion thereof, Lessee's Personal Property or the construction, use or alteration thereof, including but not limited to the Americans with Disabilities Act, whether enacted and in force before, after or on the Commencement Date, and including any which may (i) require repairs, modifications, alterations or additions in or to any portion or all of the Facilities, or (ii) in any way adversely affect the use and enjoyment thereof, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and Encumbrances contained in any instruments, either of record or known to Lessee (other than Encumbrances created by Lessor without the consent of Lessee), in force at any time during the Term.

                  Lessee's Certificate: A statement in writing in substantially the form of EXHIBIT D (with such changes thereto as may reasonably be requested by the person relying on such certificate).

                  Lessee's Personal Property: Personal Property owned or leased by Lessee that is not included within the definition of Leased Personal Property but is used by Lessee in the operation of the Facilities, including Personal Property provided by Lessee in compliance with Section 6.3.

                  Manager: The Person to which management of the operation of a Facility is delegated.

                  Material Adverse Change: Any event, development or circumstance that has had or could reasonably expect to have a Material Adverse Effect.

                  Material Adverse Effect: A material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of Lessee, Guarantor, or WCG, taken as a whole, (b) the ability of Lessee, Guarantor, or WCG to perform any of its duties or obligations under this Lease or the Credit Agreement, or (c) the rights of or benefits available to the Lessor under this Lease.

                  Material Debt: Any Debt (other than the financial obligations under this Lease), of the Lessee, Guarantor, or WCG, in an aggregate principal amount exceeding $25,000,000.00.

                  Net Proceeds: All proceeds, net of any costs incurred by Lessor in obtaining such proceeds, payable under any policy of insurance required by Article XIII of this Lease (including any proceeds with respect to Lessee's Personal Property that Lessee is required or elects to restore or replace pursuant to Section 14.3) or paid by a Condemnor for the Taking of any of all or any portion of a Leased Property.

                  Notice: A notice given in accordance with Article XXXI.

                  Notice of Termination: A Notice from Lessor that it is terminating this Lease by reason of an Event of Default or otherwise as specifically set forth in this Lease.

                  Officer: The chairman of the board of directors, the president, any vice president and the secretary of any corporation, a general partner of any partnership, and a manager or managing member of any limited liability company.

                  Officer's Certificate: If for a corporation, a certificate signed by one or more officers of the corporation authorized to do so by the bylaws of such corporation or a resolution of the Board of Directors thereof; if for a partnership, limited liability company or any other kind of entity, a certificate signed by a Person having the authority to so act on behalf of such entity.

                  Overdue Rate: On any date, the interest rate per annum, that is equal to two percent (2%) (two hundred (200) basis points) above the Prime Rate, but in no event greater than the maximum rate then permitted under applicable law.

                  Parking Structure. The multi-story parking facility located on the Parking Structure Parcel.

                  Parking Structure Parcel. The real property more particularly described on EXHIBIT B on which the Parking Structure is located, which includes without limitation, the La Petite Parcel.

                  Partial Taking: A taking of less than the entire fee of a Leased Property that either (i) does not render the Leased Property Unsuitable for its Primary Use, or (ii) renders a Leased Property Unsuitable for its Primary Intended Use, but neither Lessor nor Lessee elects pursuant to Section
15.1 hereof to terminate this Lease.

                  Payment Date: Any due date for the payment of the installments of Base Rent or for the payment of Additional Charges or any other amount required to be paid by Lessee hereunder.

                  Permitted Encumbrances: Encumbrances listed on attached EXHIBIT E.

                  Person: Any natural person, trust, partnership, corporation, joint venture, limited liability company or other legal entity.

                  Personal Property: All tangible and intangible personal property including but not limited to machinery, equipment, furniture, furnishings, movable walls or partitions, computers (and all associated software), trade fixtures and other personal property (but excluding consumable inventory and supplies owned by Lessee) used in connection with the Leased Properties, together with all replacements, substitutions, and alterations thereof and additions thereto including all tangible personal property acquired hereafter used in connection with the Leased Properties, except items, if any,
(i) included within the definition of Fixtures or Leased Improvements, and (ii) any and all components of the Central Plant.

                  Plan: Any employee pension benefit plan (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Lessee or Guarantor is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

                  Primary Intended Use: Multi-use office and technology facility.

                  Prime Rate: On any date, an interest rate equal to the prime rate published by the Wall Street Journal, but in no event greater than the maximum rate then permitted under applicable law. If the Wall Street Journal ceases to be in existence, or for any reason no longer publishes such prime rate, the Prime Rate shall be the rate announced as its prime rate by Citibank, N.A., and if such bank no longer exists or does not announce a prime rate at such time, the Prime Rate shall be the rate of interest announced as its prime rate by Bank of America, N.A.

                  Proceeding: Any litigation, action, proposal or investigation by or against any agency or entity, including without limitation Lessee and Guarantor.

                  Purchase Agreement: The Purchase and Sale Agreement of even date herewith, among Lessor, as Purchaser, Lessee, as Seller, and Guarantor, covering the Leased Properties.

                  Rate: As defined on EXHIBIT I.

                  Realty: Collectively, the Land and Leased Improvements.

                  Realty Base Rent: During the Realty Term, the Realty Base Rent shall be the sum computed as set forth on EXHIBIT J.

                  Realty Base Rent Interest: As defined on EXHIBIT J.

                  Realty Base Rent Principal: As defined on EXHIBIT J.

                  Realty Expiration Date: September 1, 2011.

                  Realty Term: Ten (10) Lease Years commencing on the Commencement Date and ending on the Realty Expiration Date.

                  Regulatory Actions: Any claim, demand, notice, action or Proceeding brought, threatened or initiated by any governmental authority in connection with any Environmental Law, including, without limitation, any civil, criminal and administrative Proceeding whether or not the remedy sought is costs, damages, equitable remedies, penalties or expenses.

                  Related Rights: All easements, rights-of-way and appurtenances relating to the Land and the Leased Improvements.

                  Release: The intentional or unintentional spilling, leaking, dumping, pouring, emptying, seeping, disposing, discharging, emitting, depositing, injecting, leaching, escaping, abandoning, or any other release or threatened release, however defined, of any Hazardous Materials.

                  Rent: Collectively, Base Rent and Additional Charges.

                  Replacement Cost: The actual replacement cost of a Leased Property. Replacement Cost shall be an amount sufficient that neither Lessor nor Lessee is deemed to be a co-insurer of the Leased Property in question. Lessor shall have the right from time to time, but no more frequently than once in any period of three (3) consecutive Lease Years, to have Replacement Cost reasonably redetermined by the all-risk property insurance company or another reputable appraisal service, which determination shall be final and binding on the parties hereto, and upon such determination Lessee shall forthwith increase, but not decrease, the amount of the insurance carried pursuant to Section 13.2.1 to the amount so determined, subject to the approval of any Facility Mortgagee. Lessee shall pay the fee, if any, of the insurer making such determination.

                  Repurchase Price: The total Base Rent remaining unpaid at the time of repurchase of the Realty (and the Leased Personal Property, if applicable), by the Lessee together with all accrued, unpaid Additional Charges.

                  SEC: Securities and Exchange Commission.

                  Skywalk: The elevated pedestrian bridge and support structure, connecting the Parking Structure to the Center over a portion of South Cincinnati Avenue and a portion of East First Street, Tulsa, Oklahoma, that is approximately twenty-seven (27) feet above the driving lanes of such streets, together with the air rights for the three (3) dimensional space within which it is suspended.

                  State: The State of Oklahoma.

                  Taken: Conveyed pursuant to a Taking.

                  Taking: A taking or voluntary conveyance during the Term of all or part of a Leased Property, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of any condemnation or other eminent domain Proceeding affecting the Leased Property whether or not the same shall have actually been commenced.

                  Terms: As defined in Section 1.3.

                  Termination Date: The date on which this Lease terminates pursuant to a Notice of Termination.

                  Third Party Claims: Any claim, action, demand or Proceeding (other than Regulatory Actions) howsoever based (including without limitation those based on negligence, trespass, strict liability, nuisance, toxic tort or detriment to health welfare or property) due to Contamination, whether or not the remedy sought is costs, damages, penalties or expenses, brought by any person or entity other than a governmental agency.

                  Transfer: The (a) assignment, mortgaging or other encumbering of all or any part of Lessee's interest in this Lease or in the Leased Properties, (b) Change in Control of Lessee, Guarantor or WCG, or (c) sale, issuance or transfer, cumulatively or in one transaction, of any interest, or the termination of any interest, in Lessee, Guarantor or WCG, if Lessee, Guarantor or WCG is a joint venture, partnership, limited liability company or other association, which results in a Change of Control of such joint venture, partnership, limited liability company or other association.

                  Transferee: An assignee, subtenant or other occupant of a Leased Property pursuant to a Transfer.

                  TWC: The Williams Companies, Inc., a Delaware corporation.

                  UCC: The Uniform Commercial Code as in effect in the State.

                  Unsuitable for Its Primary Intended Use: A state or condition of a Facility such that by reason of a Partial Taking, the Facility cannot be operated on a commercially practicable basis for its Primary Intended Use, taking into account, among other relevant factors, the number of usable square footage permitted by applicable law and regulation in the Facility after the

Partial Taking, the square footage Taken and the estimated revenue impact of such Partial Taking.

                  WCG: Williams Communications Group, Inc., a Delaware corporation.

                  Withdrawal Liability: The liability to a multiemployer plan as a result of a complete or partial withdrawal from such multiemployer plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

                                   ARTICLE III

                                      RENT

         3.1 BASE RENT; MONTHLY INSTALLMENTS. In addition to all other payments to be made by Lessee under this Lease, Lessee shall pay Lessor the Base Rent in lawful money of the United States of America which is legal tender for the payment of public and private debts, in arrears, in monthly installments. The first installment of Base Rent shall be payable on October 1, 2001, provided however, with respect to levels two (2) and three (3) of the Center, no Realty Base Rent shall be payable (provided however, such Realty Base Rent shall accrue) until both such levels are completed and ready for occupancy, which prorated amount of Realty Base Rent (2/15ths of each monthly installment of Realty Base Rent) shall be deducted from the total Base Rent otherwise payable under this Lease. The Realty Base Rent Interest accruing up to and including the date upon which such levels are completed and ready for occupancy, shall be converted to Realty Base Rent Principal on a monthly basis. Thereafter, installments of Base Rent shall be payable on the first (1st) day of each calendar month. Base Rent shall be paid to Lessor, or to such other Person as Lessor from time to time may designate by Notice to Lessee, by check or wire transfer of immediately available federal funds to the bank account designated in writing by Lessor. If Lessor directs Lessee to pay any Base Rent or Additional Charges to any Person other than Lessor, Lessee shall send to Lessor simultaneously with such payment a copy of the transmittal letter or invoice and check whereby such payment is made, or such other evidence of such payment as Lessor may require.

         3.2 ADDITIONAL CHARGES. In addition to the Base Rent, Lessee will also pay as and when due, all Additional Charges.

         3.3 LATE CHARGE; INTEREST. If any Rent payable to Lessor is not paid when due, Lessee shall pay Lessor on demand, as an Additional Charge, (a) a late charge equal to the greater of (i) two percent (2%) of the amount not paid within five (5) days of the date when due and (ii) any and all charges, expenses, fees or penalties imposed on Lessor by a Facility Mortgagee for late payment, plus (b) if such Rent (including the late charge) is not paid within ten (10) days of the date due, interest thereon at the Overdue Rate from such tenth (10th) day until such Rent (including the late charge and interest) is paid in full.

         3.4 NET LEASE.

                  3.4.1 Absolute Obligation. The Rent shall be paid absolutely net to Lessor, so that this Lease shall yield to Lessor the full amount of the Rent payable to Lessor hereunder throughout the Term, subject only to any provisions of the Lease which expressly provide for adjustment or abatement of Rent or other charges.

                  3.4.2 No Counterclaim or Cross Complaint. If Lessor commences any Proceeding for non-payment of Rent, Lessee will not interpose any counterclaim or cross complaint or similar pleading of any nature or description in such Proceeding unless Lessee would lose or waive such claim by the failure to assert it, but Lessee does not waive any rights to assert such claim in a separate action brought by Lessee. The covenants to pay Rent are independent covenants, and Lessee shall have no right to hold back, offset or fail to pay any Rent because of any alleged default by Lessor or for any other reason whatsoever.

                                   ARTICLE IV

                                   IMPOSITIONS

         4.1 PAYMENT OF IMPOSITIONS. Subject to Article XII relating to permitted contests, Lessee will pay all Impositions at least twenty (20) days before any fine, penalty, interest or cost is added for non-payment, and will promptly, upon request, furnish to Lessor copies of official receipts or other satisfactory proof evidencing such payments. If at the option of the taxpayer any Imposition may lawfully be paid in installments, Lessee may pay the same in the required installments provided it also pays any and all interest due thereon as and when due.

         4.2 ADJUSTMENT OF IMPOSITIONS. Impositions imposed in respect of the tax-fiscal period during which the Term ends shall be adjusted and prorated between Lessor and Lessee, whether or not imposed before or after the expiration of the Term or the earlier termination thereof, and Lessee's obligation to pay its prorated share thereof shall survive such expiration or earlier termination.

         4.3 UTILITY CHARGES. Lessee will pay or cause to be paid when due all charges for electricity, power, gas, oil, water and other utilities imposed upon the Leased Properties or upon Lessor or Lessee with respect to the Leased Properties.

         4.4 INSURANCE PREMIUMS. Lessee shall pay or cause to be paid when due all premiums for the insurance coverage required to be maintained pursuant to
Article XIII during the Term.

         4.5 TAX RETURNS AND REFUNDS Lessee shall prepare and file as and when required all tax returns and reports required by governmental authorities with respect to all Impositions. Lessor and Lessee shall each, upon request, provide the other with such data, including without limitation cost and depreciation records, as is maintained by the party to whom the request is made as is necessary to prepare any required returns and reports. If any provision of any Facility Mortgage requires deposits for payment of Impositions, Lessee shall either pay the required deposits to Lessor monthly and Lessor shall make the required deposits, or, if directed in writing to do so by Lessor, Lessee shall make such deposits directly. Lessee shall be entitled to receive and retain any refund from a taxing authority in respect of an Imposition paid by Lessee if at the time of the refund no Event of Default has occurred and is continuing, but if an Event of Default has occurred and is continuing at the time of the refund, Lessee shall not be entitled to receive or retain such refund and if and when received by Lessor such refund shall be applied as provided in Article XVI.

                                    ARTICLE V

                            NO TERMINATION AND WAIVER

         5.1 NO TERMINATION, ABATEMENT, ETC. Lessee shall not take any action without the consent of Lessor to modify, surrender or terminate this Lease, and shall not seek or be entitled to any abatement, deduction, deferment or reduction of Rent, or setoff against Rent. The respective obligations of Lessor and Lessee shall not be affected by reason of (i) any damage to, or destruction of, the Leased Properties or any portion thereof from whatever cause or any Taking of the Leased Properties or any portion thereof, except as expressly set forth herein; (ii) the lawful or unlawful prohibition of, or restriction upon, Lessee's use of the Leased Properties, or any portion thereof, or the interference with such use by any Person or by reason of eviction by paramount title; (iii) any claim which Lessee has or might have against Lessor or by reason of any default or breach of any warranty by Lessor under this Lease or any other agreement between Lessor and Lessee, or to which Lessor and Lessee are parties, (iv) any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other Proceeding affecting Lessor or any assignee or transferee of Lessor, or (v) any other cause whether similar or dissimilar to any of the foregoing other than a discharge of Lessee from any such obligations as a matter of law. Lessee hereby specifically waives all rights, arising from any occurrence whatsoever, which may now or hereafter be conferred upon it by law to (a) modify, surrender or terminate this Lease or quit or surrender the Leased Properties or any portion thereof, or (b) entitle Lessee to any abatement, reduction, suspension or deferment of the Rent or other sums payable by Lessee hereunder except as otherwise specifically provided in this Lease.

                                   ARTICLE VI

                             LEASE CHARACTERIZATION

         6.1 STATUS OF OWNERSHIP OF THE LEASED PROPERTIES. Lessor and Lessee agree that to the full extent permitted by applicable tax law and GAAP, for Lessee, this Lease shall be treated (i) as an operating lease for tax purposes, and (ii) as a capital lease for financial purposes. Notwithstanding anything contained in this Section 6.1 or anywhere else in this Lease to the contrary, Lessor, Lessee and Guarantor agree that it is their intention that this Lease be treated as a true lease for purposes of the UCC and other applicable laws of the State.

         6.2 LEASED PERSONAL PROPERTY. Lessee shall, during the Term, maintain all of the Leased Personal Property in good order, condition and repair as shall be necessary in order to operate the Facilities for the Primary Intended Use in compliance with all applicable licensure and certification requirements, all applicable Legal Requirements and Insurance Requirements, and customary industry practice for the Primary Intended Use. If any of the Leased Personal Property requires replacement in order to comply with the foregoing, Lessee shall replace it with similar property of the same or better quality at Lessee's sole cost and expense, and when such replacement property is placed in service with respect to the Leased Properties it shall become Leased Personal Property. Lessee shall not permit or suffer Leased Personal Property to be subject to any lien, charge, Encumbrance, financing statement, contract of sale, equipment Lessor's interest or the like, except for any purchase money security interest or equipment Lessor's interest expressly approved in advance, in writing, by Lessor. Unless Lessee purchases the Leased Properties as provided in this Lease, upon the expiration or earlier termination of this Lease, all of Leased Personal Property shall be surrendered to Lessor with the Leased Properties at or before the time of the surrender of the Leased Properties in at least as good a condition as at the Commencement Date (or, as to replacements, in at least as good a condition as when placed in service at the Facilities) except for ordinary wear and tear.

         6.3 LESSEE'S PERSONAL PROPERTY. Lessee shall provide and maintain during the Term such Personal Property, in addition to the Leased Personal Property, as shall be necessary and appropriate in order to operate the Facilities for the Primary Intended Use in compliance with all licensure and certification requirements, in compliance with all applicable Legal Requirements and Insurance Requirements and otherwise in accordance with customary practice in the industry for the Primary Intended Use. Without the prior written consent of Lessor, Lessee shall not permit or suffer Lessee's Personal Property to be subject to any lien, charge, Encumbrance, financing statement or contract of sale or the like. Unless Lessee purchases the Leased Properties as provided in this Lease, upon the expiration of the Term or the earlier termination of this Lease, without the payment of any additional consideration by Lessor, Lessee shall be deemed to have sold, assigned, transferred and conveyed to Lessor all of Lessee's right, title and interest in and to any of Lessee's Personal Property that, in Lessor's reasonable judgment, is integral to the Primary Intended Use of the Facilities (or if some other use thereof has been approved by Lessor as required herein, such other use as is then being made by Lessee) and, as provided in Section 34.1, Lessor shall have the option to purchase any of Lessee's Personal Property that is not then integral to such use. Without Lessor's prior written consent, Lessee shall not remove Lessee's Personal Property that is in use at the expiration or earlier termination of the Term from the Leased Properties until such option to purchase has expired or been waived in writing by Lessor. Any of Lessee's Personal Property that is not integral to the use of the Facilities being made by Lessee and is not purchased by Lessor pursuant to Section 34.1 may be removed by Lessee upon the expiration or earlier termination of this Lease, and, if not removed within twenty (20) days following the expiration or earlier termination of this Lease, shall be considered abandoned by Lessee and may be appropriated, sold, destroyed or otherwise disposed of by Lessor without giving notice thereof to Lessee and without any payment to Lessee or any obligation to account therefor. Lessee shall reimburse Lessor for any and all expense incurred by Lessor in disposing of any of Lessee's Personal Property that Lessee may remove but within such twenty (20) day period fails to remove, and shall either at its own expense restore the

Leased Properties to the condition required by Section 9.1.5, including repair of all damage to the Leased Properties caused by the removal of any of Lessee's Personal Property, or reimburse Lessor for any and all expense incurred by Lessor for such restoration and repair.

                                   ARTICLE VII

                    CONDITION, USE AND ENVIRONMENTAL MATTERS

         7.1 CONDITION OF THE LEASED PROPERTIES. Lessee acknowledges that it has inspected and otherwise has knowledge of the condition of the Leased Properties prior to the execution and delivery of this Lease and has found the same to be in good order and repair and satisfactory for its purposes hereunder. Lessee is leasing the Leased Properties "as is" in their condition on the Commencement Date. Lessee waives any claim or action against Lessor in respect of the condition of the Leased Properties. LESSOR MAKES NO WARRANTY OR REPRESENTATION EXPRESS OR IMPLIED, IN RESPECT OF THE LEASED PROPERTIES OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, IT BEING AGREED THAT ALL SUCH RISKS ARE TO BE BORNE BY LESSEE. Lessee further acknowledges that throughout the Term Lessee is solely responsible for the condition of the Leased Properties. Subject in all cases to the provisions of Section 3.4.2, nothing contained in this Agreement including without limitation, this Section 7, shall be deemed to inhibit, restrict or waive any independent rights Lessee may have under the Construction Completion Agreement.

         7.2 USE OF THE LEASED PROPERTIES. Throughout the Term, Lessee shall continuously use the Leased Properties for the Primary Intended Use and uses incidental thereto. Lessee shall not use the Leased Properties or any portion thereof for any other use without the prior written consent of Lessor. No use shall be made or permitted to be made of, or allowed in, the Leased Properties, and no acts shall be done, which will cause the cancellation of, or be prohibited by, any insurance policy covering the Leased Properties or any part thereof, nor shall the Leased Properties or Lessee's Personal Property be used for any unlawful purpose. Lessee shall not commit or suffer to be committed any waste on the Leased Properties, or cause or permit any nuisance thereon, or suffer or permit the Leased Properties or any portion thereof, or Lessee's Personal Property, to be used in such a manner as (i) might reasonably tend to impair Lessor's (or Lessee's, as the case may be) title thereto or to any portion thereof, or (ii) may reasonably make possible a claim or claims of adverse usage or adverse possession by the public, as such, or of implied dedication of the Leased Properties or any portion thereof.

         7.3 CERTAIN ENVIRONMENTAL MATTERS.

                  7.3.1 Prohibition Against Use of Hazardous Materials. Lessee shall not permit, conduct or allow on the Leased Properties, the generation, introduction, presence, maintenance, use, receipt, acceptance, treatment, manufacture, production, installation, management, storage, disposal or release of any Hazardous Materials except for those types and quantities of Hazardous Materials necessary for and ordinarily associated with the conduct of Lessee's business which are used in full compliance with all Environmental Laws.

                  7.3.2 Notice of Environmental Claims, Actions or Contaminations. Lessee shall notify Lessor, in writing, immediately upon learning of any existing, pending or threatened: (a) investigation, inquiry, claim or action by any governmental authority in connection with any Environmental Laws, (b) Third Party Claims, (c) Regulatory Actions, and/or (d) Contamination of any portion of the Leased Properties.

                  7.3.3 Costs of Remedial Actions with Respect to Environmental Matters. If any investigation and/or Clean-Up of any Hazardous Materials or other environmental condition on, under, about or with respect to a Leased Property is required by any Environmental Law, Lessee shall complete, at its own expense, such investigation and/or Clean-Up or cause any other Person that may be legally responsible therefore to complete such investigation and/or Clean-Up.

                  7.3.4 Delivery of Environmental Documents. Lessee shall deliver to Lessor complete copies of any and all Environmental Documents that may now be in or at any time hereafter come into the possession of Lessee.

                  7.3.5 Environmental Audit. At Lessee's expense, Lessee shall deliver to Lessor, an Environmental Audit from time to time, upon and within thirty (30) days of Lessor's request therefor, but no more than once every two (2) calendar years, except in the event of (i) any construction or excavation of, or material alteration to any portion of the Leased Properties, or (ii) Lessor reasonably suspects that Contamination of any portion of the Leased Properties has occurred or been discovered, in either case Lessor may thereafter request an Environmental Audit. All tests and samplings shall be conducted using generally accepted and scientifically valid technology and methodologies. Lessee shall give the engineer or environmental consultant conducting the Environmental Audit reasonable and complete access to the Leased Properties and to all records in the possession of Lessee that may indicate the presence (whether current or past) of a Release or threatened Release of any Hazardous Materials on, in, under, about and adjacent to any Leased Property. Lessee shall also provide the engineer or environmental consultant full access to and the opportunity to interview such persons as may be employed in connection with the Leased Properties as the engineer or consultant deems appropriate. However, Lessor shall not be entitled to request an Environmental Audit from Lessee unless (a) after the Commencement Date there have been changes, modifications or additions to Environmental Laws as applied to or affecting any of the Leased Properties; (b) a significant change in the condition of any of the Leased Properties has occurred; (c) there are fewer than six (6) months remaining in the Term; or (d) Lessor has another good reason for requesting such certificate or certificates. If the Environmental Audit discloses the presence of Contamination or any noncompliance with Environmental Laws, Lessee shall immediately perform all of Lessee's obligations hereunder with respect to such Hazardous Materials or noncompliance.

                  7.3.6 Entry onto Leased Properties for Environmental Matters. If Lessee fails to provide an Environmental Audit as and when required by Section 7.3.5, in addition to Lessor's other remedies Lessee shall permit Lessor from time to time, by its employees, agents, contractors or representatives, to enter upon the Leased Properties for the purpose of conducting such Investigations as Lessor may desire, the expense of which shall promptly be paid or reimbursed by Lessee as an Additional Charge. Lessor, and its employees, agents, contractors, consultants and/or representatives, shall conduct any such Investigation in a manner which does not unreasonably interfere with Lessee's use of and operations on the Leased Properties (however, reasonable temporary interference with such use and operations is permissible if the investigation cannot otherwise be reasonably and inexpensively conducted). Other than in an emergency, Lessor shall provide Lessee with prior notice before entering any of the Leased Properties to conduct such Investigation, and shall provide copies of any reports or results to Lessee, and Lessee shall cooperate fully in such Investigation.

                  7.3.7 Environmental Matters Upon Termination of the Lease or Expiration of Term. Upon the expiration or earlier termination of the Term of this Lease, Lessee shall cause the Leased Properties to be delivered free of any and all Regulatory Actions and Third Party Claims and otherwise in compliance with all Environmental Laws with respect thereto, and in a manner and condition that is reasonably required to ensure that the then present use, operation, leasing, development, construction, alteration, refinancing or sale of the Leased Property shall not be restricted by any environmental condition existing as of the date of such expiration or earlier termination of the Term.

                  7.3.8 Compliance with Environmental Laws. Lessee shall comply with, and cause its agents, servants and employees, to comply with, and shall use reasonable efforts to cause each occupant and user of any of the Leased Properties, and the agents, servants and employees of such occupants and users, to comply with each and every Environmental Law applicable to Lessee, the Leased Properties and each such occupant or user with respect to the Leased Properties. Specifically, but without limitation:

                           7.3.8.1 Maintenance of Licenses and Permits. Lessee
                  shall obtain and maintain (and Lessee shall use reasonable efforts to cause each tenant, occupant and user to obtain and maintain) all permits, certificates, licenses and other consents and approvals required by any applicable Environmental Law from time to time with respect to Lessee, each and every part of the Leased Properties and/or the conduct of any business at a Facility or related thereto;

                           7.3.8.2 Contamination. Lessee shall not cause, suffer
                  or permit any Contamination;

                           7.3.8.3 Clean-Up. If a Contamination occurs, the
                  Lessee promptly shall Clean-Up and remove any Hazardous Materials or cause the Clean-Up and the removal of any Hazardous Materials and in any such case such Clean-Up and removal of the Hazardous Materials shall be effected to Lessor's reasonable satisfaction and in any event in strict compliance with and in accordance with the provisions of the applicable Environmental Laws;

                           7.3.8.4 Discharge of Lien. Within twenty (20) days of
                  the date any lien is imposed against the Leased Properties or any part thereof under any Environmental Law, Lessee shall cause such lien to be discharged (by payment, by bond or otherwise to Lessor's absolute satisfaction);

                           7.3.8.5 Notification of Lessor. Within five (5)
                  Business Days after receipt by Lessee of notice or discovery by Lessee of any fact or circumstance which might result in a breach or violation of any covenant or agreement, Lessee shall notify Lessor in writing of such fact or circumstance; and

                           7.3.8.6 Requests, Orders and Notices. Within five (5)
                  Business Days after receipt of any request, order or other notice relating to the Leased Properties under any Environmental Law, Lessee shall forward a copy thereof to Lessor.

                  7.3.9 Environmental Related Remedies. In the event of a breach by Lessee beyond any applicable notice and/or grace period of its covenants with respect to environmental matters, Lessor may, in its sole discretion, do any one or more of the following (the exercise of one right or remedy hereunder not precluding the simultaneous or subsequent exercise of any other right or remedy hereunder):

                           7.3.9.1 Cause a Clean-Up. Cause the Clean-Up of any
                  Hazardous Materials or other environmental condition on or under the Leased Properties, or both, at Lessee's cost and expense; or

                           7.3.9.2 Payment of Regulatory Damages. Pay on behalf
                  of Lessee any damages, costs, fines or penalties imposed on Lessee or Lessor as a result of any Regulatory Actions; or

                           7.3.9.3 Payments to Discharge Liens. On behalf of
                  Lessee, make any payment or perform any other act or cause any act to be performed which will prevent a lien in favor of any federal, state or local governmental authority from attaching to the Leased Properties or which will cause the discharge of any lien then attached to the Leased Properties; or

                           7.3.9.4 Payment of Third Party Damages. Pay, on
                  behalf of Lessee, any damages, cost, fines or penalties imposed on Lessee as a result of any Third Party Claims; or

                           7.3.9.5 Demand of Payment. Demand that Lessee make
                  immediate payment of all of the costs of such Clean-Up and/or exercise of the remedies set forth in this Section 7.3 incurred by Lessor and not theretofore paid by Lessee as of the date of such demand.

                  7.3.10 Environmental Indemnification. Lessee and Guarantor shall and do hereby indemnify, and shall defend and hold harmless Lessor, its principals, Officers, directors, agents, employees, parents, and Affiliates from each and every incurred and potential claim, cause of action, damage, demand, obligation, fine, laboratory fee, liability, loss, penalty, imposition settlement, levy, lien removal, litigation, judgment, Proceeding, disbursement, expense and/or cost (including without limitation the cost of each and every Clean-Up), however defined and of whatever kind or nature, known or unknown, foreseeable or unforeseeable, contingent, incidental, consequential or otherwise (including, but not limited to, attorneys' fees, consultants' fees, experts' fees and related expenses, capital, operating and maintenance costs, incurred in connection with (i) any Investigation or monitoring of site conditions, (ii) any amounts paid or advanced by Lessor on behalf of Lessee as set forth in this Article 7, and (iii) any Clean-Up required or performed by any federal, state or local governmental entity or performed by any other entity or person because of the presence of any Hazardous Materials, Release, threatened Release or any Contamination on, in, under or about any of the Leased Properties) which may be asserted against, imposed on, suffered or incurred by, each and every indemnitee arising out of or in any way related to, or allegedly arising out of or due to any environmental matter including, but not limited to, any one or more of the following:

                           7.3.10.1 Release Damage or Liability. The presence of
                  Contamination in, on, at, under, or near a Leased Property or migrating to a Leased Property from another location;

                           7.3.10.2 Injuries. All injuries to health or safety
                  (including wrongful death), or to the environment, by reason of environmental matters relating to the condition of or activities past or present on, at, in, under a Leased Property;

                           7.3.10.3 Violations of Law. All violations, and
                  alleged violations, of any Environmental Law relating to a Leased Property or any activity on, in, at, under or near a Leased Property;

                           7.3.10.4 Misrepresentation. All material
                  misrepresentations relating to environmental matters in any documents or materials furnished by Lessee to Lessor and/or its representatives in connection with the Lease;

                           7.3.10.5 Event of Default. Each and every Event of
                  Default relating to environmental matters;

                           7.3.10.6 Lawsuits. Any and all lawsuits brought or
                  threatened, settlements reached and governmental orders relating to any Hazardous Materials at, on, in, under or near a Leased Property, and all demands of governmental authorities, and all policies and requirements of Lessor's, based upon or in any way related to any Hazardous Materials at, on, in, under a Leased Property; and

                           7.3.10.7 Presence of Liens. All liens imposed upon
                  any of the Leased Properties in favor of any governmental entity or any person as a result of the presence, disposal, release or threat of release of Hazardous Materials at, on, in, from, or under a Leased Property.

                  7.3.11 Rights Cumulative and Survival. The rights granted Lessor under this Section 7.3 are in addition to and not in limitation of any other rights or remedies available to Lessor hereunder or allowed at law or in equity or rights of indemnification provided to Lessor in any agreement pursuant to which Lessor purchased any of the Leased Properties. The payment and indemnification obligations set forth in this Section 7.3 shall survive the expiration or earlier termination of the Term of this Lease.



                                  ARTICLE VIII

             LEGAL AND INSURANCE REQUIREMENTS; ADDITIONAL COVENANTS

         8.1 COMPLIANCE WITH LEGAL AND INSURANCE REQUIREMENTS. In its use, maintenance, operation and any alteration of the Leased Properties, Lessee, at its expense, will promptly (i) comply with all Legal Requirements and Insurance Requirements, whether or not compliance therewith requires structural changes in any of the Leased Improvements (which structural changes shall be subject to Lessor's prior written approval, which approval shall not be unreasonably withheld or delayed) or interferes with or prevents the use and enjoyment of the Leased Properties, and (ii) procure, maintain and comply with all licenses, and other authorizations required for the use of the Leased Properties and Lessee's Personal Property then being made, and for the proper erection, installation, operation and maintenance of the Leased Properties or any part thereof. The judgment of any court of competent jurisdiction, or the admission of Lessee in any action or Proceeding against Lessee, whether or not Lessor is a party thereto, that Lessee has violated any such Legal Requirements or Insurance Requirements shall be conclusive of that fact as between Lessor and Lessee.

         8.2 CERTAIN COVENANTS.

                  8.2.1 Existence; Conduct of Business. Lessee, Guarantor, and WCG each will (i) continue to engage in business of the same general type as now conducted and (ii) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business.

                  8.2.2 Payment of Obligations. Lessee, Guarantor and WCG each
         (i) will pay its Debt and other material obligations, including tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate legal process, (b) has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Encumbrance securing such obligation and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect and (ii) shall not breach, in any material respect, or permit to exist any material default under, the terms of any material lease, commitment, contract, instrument or obligation to which it is a party, or by which its properties or assets are bound, except where the failure to do the foregoing would not in the aggregate have a Material Adverse Effect.

                  8.2.3 Maintenance of Properties. Lessee, Guarantor, and WCG each will keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

                  8.2.4 Insurance. Lessee, Guarantor, and WCG each will maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

                  8.2.5 Casualty and Condemnation. The Lessee will furnish to Lessor prompt written notice of any casualty or other insured damage to any portion of any of Guarantor's property or assets or the commencement of any action or Proceeding for the taking of any of Guarantor's property or assets or any part thereof or interest therein under power of eminent domain or by condemnation or similar Proceeding (in each case with a value in excess of $10,000,000).

                  8.2.6 Books and Records; Inspection and Audit Rights. Lessee, Guarantor, and WCG each will keep proper books of record and account in which materially full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Lessee, Guarantor, and WCG each will permit any representatives designated by the Lessor at the expense of Lessor, or, if an Event of Default shall have occurred and be continuing, at the expense of the Lessee, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

                  8.2.7 Compliance with Laws. Lessee, Guarantor, and WCG each will comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder), except where the necessity of compliance therewith is contested in good faith by appropriate action and such failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

                  8.2.8 Further Assurances. At any time and from time to time, Lessee and Guarantor each will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Lessor may reasonably request, to effectuate the transactions contemplated by this Lease or to grant, preserve, protect or perfect the Encumbrances created or intended to be created in connection with this Lease or any of the other documents contemplated herein, required to be in effect or the validity or priority of any such Encumbrance, all at the expense of Lessee and Guarantor. Lessee and Guarantor also agree to provide to Lessor, from time to time upon request, evidence reasonably satisfactory to Lessor as to the perfection and priority of the Encumbrance created or intended to be created in connection with this Lease or any of the other documents contemplated herein.

         8.3 CERTAIN NEGATIVE COVENANTS.

                  8.3.1 No Other Debt. Lessee shall not, directly or indirectly, incur or otherwise become liable for any Debt or obligation to pay money to any Person other than to (i) Lessor pursuant to this Lease and
         (ii) lessors of leased equipment used in the operation of the Facilities.

                  8.3.2 Limitation of Distributions. In or with respect to any Lease Year, Lessee shall not pay or distribute to its shareholders or any Affiliate in the form of dividends, fees for any services or reimbursements for shareholder expenditures or overhead on behalf of Lessee or to its Affiliates.

                  8.3.3 Pledge or Encumber Assets. Lessee shall not pledge or otherwise encumber any of its assets, other than leased equipment used in the operation of the Facilities and liens on assets permitted under
         Section 11.1.

                  8.3.4 Guarantees Prohibited. Lessee shall not guarantee any indebtedness of any Person (other than the guarantee of the indebtedness under the Credit Agreement).

                  8.3.5 Encumbrances. Neither Lessee nor Guarantor will create, incur, assume or permit to exist any Encumbrance on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues or rights in respect of any thereof, except for any Permitted Encumbrances or Encumbrances created in connection with or specifically contemplated by this Lease or permitted by the Credit Agreement.

                  8.3.6 Fundamental Changes. Neither Lessee, Guarantor nor WCG will merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Person may merge into the Lessee in a transaction in which the Lessee is the surviving entity, provided that any such merger involving a Person that is not wholly owned by either Guarantor or WCG immediately prior to such merger shall not be permitted, and (ii) any person may merge into the Guarantor or WCG in a transaction in which the Guarantor or WCG, respectively, is the surviving corporation.

                  8.3.7 Other Material Agreements. Lessee shall not (i) enter into any other material agreement relating to any portion of the Leased Properties, or (ii) if entered into with Lessor's consent, thereafter, amend, modify, renew, replace or otherwise change the terms of any such material agreement without the prior written consent of Lessor. For purposes of this Section 8.3.7, a "material agreement" shall mean any agreement or commitment which requires total payments by Lessee in excess of $1,500,000.00, or accumulated annual payments in excess of $500,000.00.

         8.4 ADDITIONAL FINANCIAL COVENANTS.

                  8.4.1 Certain Definitions. For purposes of this Section 8.4.1, capitalized terms not otherwise specifically defined in this Lease, shall have the meanings described for such capitalized terms as contained in the Credit Agreement (and capitalized terms contained within such definitions as set forth in the Credit Agreement shall similarly have the meanings described for such capitalized terms therein). Lessee shall provide copies of any amendments or restatements or waivers to the Credit Agreement to Lessor within five (5) days of execution thereof. Such amendments or restatements or waivers shall automatically become a part hereof.

                  8.4.2 Total Net Debt to Contributed Capital Ratio. The Total Net Debt to Contributed Capital ratio shall at no time prior to January 1, 2002 exceed .65 to 1.00.

                  8.4.3 Minimum EBITDA. The amount equal to (i) EBITDA for the period of four (4) fiscal quarters ending during any period set forth below plus (ii) ADP Interest Expense for such period minus (iii) gains for such period attributable to Dark Fiber and Capacity Dispositions plus (iv) Dark Fiber and Capacity Proceeds for such period shall not be less than the amount set forth below opposite such period:

PERIOD                                                AMOUNT
------                                                ------
January 1, 2001-March 31, 2001                        $200,000,000
April 1, 2001-June 30, 2001                           $300,000,000
July 1, 2001-September 30, 2001                       $350,000,000
October 1, 2001-December 31, 2001                     $350,000,000

                  8.4.4 Total Leverage Ratio. (a) The Total Leverage Ratio during any period set forth below shall not exceed the ratio set forth below opposite such period:

                                                      TOTAL
PERIOD                                                LEVERAGE RATIO
------                                                --------------
March 31, 2002-December 30, 2002                      12.50:1.00
December 31, 2002-December 30, 2003                    9.50:1.00
December 31, 2003 and thereafter                       4.00:1.00

                  8.4.5 Senior Leverage Ratio. The Senior Leverage Ratio during any period set forth below shall not exceed the ratio set forth below opposite such period:

                                                      SENIOR
PERIOD                                                LEVERAGE RATIO
------                                                --------------
March 31, 2002-December 30, 2002                      5.25:1.00
December 31, 2002-December 30, 2003                   3.25:1.00
December 31, 2003 and thereafter                      2.50:1.00

                  8.4.6 Interest Coverage Ratio . The Interest Coverage Ratio for any period of four (4) consecutive fiscal quarters ending during any period set forth below shall not be less than the ratio set forth below opposite such period:

                                                     INTEREST
PERIOD                                               COVERAGE RATIO
------                                               --------------
June 30, 2002-June 29, 2003                          1.00:1.00
June 30, 2003-December 30, 2003                      1.50:1.00
December 31, 2003 and thereafter                     2.00:1.00

                                   ARTICLE IX

                                   MAINTENANCE

         9.1 MAINTENANCE AND REPAIR.

                  9.1.1 Status and Quality. Lessee, at its expense, will keep or cause to be kept, the Leased Properties, and all landscaping, private roadways, sidewalks and curbs appurtenant thereto which are under Lessee's control and Lessee's Personal Property in good order and repair, whether or not the need for such repairs arises out of Lessee's use, any prior use, the elements or the age of the Leased Properties or any portion thereof, or any cause whatsoever except the act or negligence of Lessor, and with reasonable promptness shall make all necessary and appropriate repairs thereto of every kind and nature, whether interior or exterior, structural or non-structural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to the Commencement Date (concealed or otherwise). Lessee shall at all times maintain, operate and otherwise manage the Leased Properties on a basis and in a manner consistent with the higher of that (i) customarily applied to Class A commercial office buildings in the vicinity of the City of Tulsa, Oklahoma, or (ii) utilized by Lessor in the management of Lessor's facilities adjacent to the Center. All repairs shall, to the extent reasonably achievable, be at least equivalent in quality to the original work or the property to be repaired shall be replaced. Lessee will not take or omit to take any action the taking or omission of which might materially impair the value or the usefulness of the Leased Properties or any parts thereof for the Primary Intended Use.

                  9.1.2 No Liability of Lessor. Lessor shall not under any circumstances be required to maintain, build or rebuild any improvements on the Leased Properties (or any private roadways, sidewalks or curbs appurtenant thereto), or to make any repairs, replacements, alterations, restorations or renewals of any nature or description to the Leased Properties, whether ordinary or extraordinary, structural or non-structural, foreseen or unforeseen, or upon any adjoining property, whether to provide lateral or other support or abate a nuisance, or otherwise, or to make any expenditure whatsoever with respect thereto, in connection with this Lease. Lessee hereby waives, to the extent permitted by law, the right to make repairs at the expense of Lessor pursuant to any law in effect at the time of the execution of this Lease or hereafter enacted.

                 9.1.3 Contracting with Third Parties. Nothing contained in this Lease shall be construed as (i) constituting the consent or request of Lessor, expressed or implied, to any contractor, subcontractor, laborer, materialmen or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to any Leased Property or any part thereof, or (ii) giving Lessee any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Lessor in respect thereof or to make any agreement that may create, or in any way be the basis for any right, title, interest, lien, claim or other Encumbrance upon the estate of Lessor in the Leased Properties, or any portion thereof. Lessor shall have the right to give, record and post, as appropriate, notices of non-responsibility under any mechanics' and construction lien laws now or hereafter existing.

                  9.1.4 Replacements. Lessee (i) shall promptly replace any of the Leased Improvements or Leased Personal Property which become worn out, obsolete or unusable or unavailable for the purpose for which intended, and (ii) in Lessee's reasonable judgment, may acquire a substitute for any item or items of Leased Personal Property which is of higher or better quality, performance or function than the item for which it is substituted. All replacements shall have a value and utility at least equal to that of the items replaced and shall become part of the Leased Properties immediately upon their acquisition by Lessee. Upon Lessor's request, Lessee shall promptly execute and deliver to Lessor a bill of sale or other instrument establishing Lessor's lien-free ownership of such replacements. Lessee shall promptly repair all damage to the Leased Properties incurred in the course of such replacement.

                  9.1.5 Vacation and Surrender. Lessee will, upon the expiration or prior termination of the Term, vacate and surrender the Leased Properties to Lessor in the condition in which they were originally received from Lessor, in good operating condition, ordinary wear and tear excepted, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Lease.

         9.2 ENCROACHMENTS; RESTRICTIONS. ETC. If, at any time, any of the Leased Improvements are alleged to encroach upon any property, street or right of way adjacent to a Leased Property, or to violate any restrictive covenant, or to impair the rights of others under any easement or right of way, Lessee shall promptly settle such allegations or take such other lawful action as may be necessary in order to be able to continue the use of a Leased Property for the Primary Intended Use substantially in the manner and to the extent such Leased Property was being used at the time of the assertion of such violation, impairment or encroachment, provided, however, that no such action shall violate any other provision of this Lease and any alteration of a Leased Property must be made in conformity with the applicable requirements of Article X. Lessee shall not have any claim against Lessor or offset against any of Lessee's obligations under this lease with respect to any such violation, impairment or encroachment.

                                    ARTICLE X

                            ALTERATIONS AND ADDITIONS

         10.1 Construction of Alterations and Additions to the Leased Properties. Lessee shall not (a) make or permit to be made any structural alterations, improvements or additions of or to the Leased Properties or any part thereof, or (b) materially alter the plumbing, HVAC or electrical systems thereon or (c) make any other alterations, improvements or additions the cost of which exceeds (i) Two Hundred Thousand Dollars ($200,000.00), per alteration, improvement or addition, or (ii) One Million Dollars ($1,000,000.00), in any Lease Year, unless and until Lessee has (d) caused complete plans and specifications therefor to have been prepared by a licensed architect and submitted to Lessor at least ninety (90) Business Days before the planned start of construction thereof, (e) obtained Lessor's written approval thereof and if required, the approval of any Facility Mortgagee, and (f) if required to do so by Lessor, provided Lessor with reasonable assurance of the payment of the cost of any such alterations, improvements or additions, in the form of a bond, letter of credit or cash deposit. If Lessor requires a deposit, Lessor shall retain and disburse the amount deposited in the same manner as is provided for insurance proceeds in Section 14.6. If the deposit is reasonably determined by Lessor at any time to be insufficient for the completion of the alteration, improvement or addition, Lessee shall immediately increase the deposit to the amount reasonably required by Lessor. Lessee shall be responsible for the completion of such improvements in accordance with the plans and specifications approved by Lessor, and shall promptly correct any failure with respect thereto.

                  10.1.1 Lessor's Approval Not Required. Alterations and improvements not falling within the categories described in Section
         10.1 may be made by Lessee without the prior approval of Lessor, (i) but only in the event any such alternatives or improvements do not result in a material reduction in Lessor's opinion, in the value of the Leased Properties, and (ii) Lessee shall give Lessor at least thirty
         (30) days prior written Notice of any such alterations and improvements in each and every case.

                  10.1.2 Quality of Work. All alterations, improvements and additions shall be constructed in a first class, workmanlike manner, in compliance with all Insurance Requirements and Legal Requirements, be in keeping with the character of the Leased Properties and the area in which the Leased Properties are located and be designed and constructed so that the value of the Leased Properties will not be diminished or and that the Primary Intended Use of the Leased Properties will not be changed. All improvements, alterations and additions shall immediately become a part of the Leased Properties.

                  10.1.3 No Claim Against Lessor. Lessee shall have no claim against Lessor at any time in respect of the cost or value of any such improvement, alteration or addition. There shall be no adjustment in the Rent by reason of any such improvement, alteration or addition. With Lessor's consent, expenditures made by Lessee pursuant to this
         Article X may be included as capital expenditures for purposes of inclusion in the capital expenditures budget for the Facilities and for measuring compliance with the obligations of Lessee set forth in
         Section 8.2.

                  10.1.4 Asbestos - Containing Material. In connection with any alteration which involves the removal, demolition or disturbance of any asbestos-containing material, Lessee shall cause to be prepared at its expense a full asbestos assessment applicable to such alteration, and shall carry out such asbestos monitoring and maintenance program as shall reasonably be required thereafter in light of the results of such a assessment.

                                   ARTICLE XI

                                      LIENS

         11.1 LIENS. Without the consent of Lessor or as expressly permitted elsewhere herein, Lessee will not directly or indirectly create or allow to remain and will promptly discharge at its expense any lien, Encumbrance, attachment, title retention agreement or claim upon the Leased Properties, and any attachment, levy, claim or Encumbrance in respect of the Rent, except for
(i) Permitted Encumbrances, (ii) liens of mechanics, laborers, materialmen, suppliers or vendors for sums not yet due, and (iii) liens created by the wrongful acts or negligence of Lessor.

                                   ARTICLE XII

                         PERMITTED CONTESTS AND DEPOSITS

         12.1 PERMITTED CONTESTS. Lessee, on its own or on Lessor's behalf (or in Lessor's name), but at Lessee's sole cost and expense, shall have the right to contest, by an appropriate legal Proceeding conducted in good faith and with due diligence, the amount or validity of any Imposition, Legal Requirement or Insurance Requirement or Claim, provided (a) prior Notice of such contest is given to Lessor, (b) the Leased Properties would not be in any danger of being sold, uninsured or underinsured, forfeited or attached as a result of such contest, and there is no risk to Lessor of a loss of or interruption in the payment of, Rent, (c) in the case of



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

an unpaid Imposition or Claim, collection thereof is suspended during the pendency of such contest, (d) in the case of a contest of a Legal Requirement, compliance may legally be delayed pending such contest. Upon request of Lessor, Lessee shall deposit funds or assure Lessor in some other manner reasonably satisfactory to Lessor that a contested Imposition or Claim, together with interest and penalties, if any, thereon, and any and all costs for which Lessee is responsible will be paid if and when required upon the conclusion of such contest. Lessee shall defend, indemnify and save harmless Lessor from all costs or expenses arising out of or in connection with any such contest, including but not limited to attorneys' fees. If at any time Lessor reasonably determines that payment of any Imposition or Claim, or compliance with any Legal or Insurance Requirement being contested by Lessee is necessary in order to prevent loss of any of the Leased Properties or Rent or civil or criminal penalties or other damage, upon such prior Notice to Lessee as is reasonable in the circumstances Lessor may pay such amount, require Lessee to comply with such Legal or Insurance Requirement or take such other action as it may deem necessary to prevent such loss or damage. If reasonably necessary, upon Lessee's written request Lessor, at Lessee's expense, shall cooperate with Lessee in a permitted contest, provided Lessee upon demand reimburses Lessor for Lessor's costs incurred in cooperating with Lessee in such contest.


                                  ARTICLE XIII

                                    INSURANCE

         13.1 GENERAL INSURANCE REQUIREMENTS. Lessee will carry or cause to be carried and maintained in force throughout the entire Term (except as specifically noted to the contrary) insurance as described in Sections 13.1.1 through 13.1.5, with insurance companies and deductibles/retentions reasonably acceptable to Lessor. The limits set forth below are minimum limits and will not be construed to limit Lessee's liability. All costs and deductible amounts will be for the sole account of the Lessee.

                  13.1.1 Worker's Compensation Insurance. Workers' compensation insurance complying with the laws of the State or States having jurisdiction over each employee, whether or not Lessee is required by such laws to maintain such insurance, and Employer's Liability with limits of $1,000,000 each accident, $1,000,000 disease each employee, and $1,000,000 disease policy limit, provided however, in lieu of such insurance, Lessee may become a qualified self insured for such coverage, in which event such coverage shall not be required unless Lessee loses its status as a qualified self insured.

                  13.1.2 Commercial General Liability Insurance. Commercial or Comprehensive general liability insurance on an occurrence form with a combined single limit of $1,000,000 each occurrence, and annual aggregates of $1,000,000, for bodily injury and property damage, including coverage for premises-operations, blanket contractual liability,



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

         broad form property damage, personal injury liability, independent contractors, products/completed operations, sudden and accidental pollution and explosion, collapse and underground.

                  13.1.3 Automobile Liability. Automobile Liability insurance with a combined single limit of $1,000,000 each occurrence for bodily injury and property damage to include coverage for all owned, non-owned, and hired vehicles.

                  13.1.4 Excess Liability Insurance. Excess or Umbrella Liability insurance with a combined single limit of $25,000,000 each occurrence, and annual aggregates of $25,000,000, for bodily injury and property damage covering excess of Employer's Liability and the insurance described in 13.1.2 and 13.1.3 above.

                  13.1.5 Property Insurance. From and after the date upon which Lessor is no longer responsible to carry such coverage under the Construction Completion Agreement, All-Risk Property insurance providing for the full replacement cost of all property located in or on the Leased Properties, including Leased Personal Property and Lessee's Personal Property. This policy shall include coverage for earthquake, flood, and windstorm. The policy shall also include business interruption insurance, if due to a covered loss, covering the Base Rent due Lessor for a period of no less than twelve (12) months. Lessor will be the sole loss payee as required by Article XIV. So long as no Event of Default is then in existence, Lessor shall make available to Lessee, any proceeds of business interruption insurance remaining after the payment of all accrued Rent, within thirty (30) days of Lessor's actual receipt of such proceeds, in good funds.

                  13.1.6 Status of Insurance Company. Irrespective of the insurance requirements above, the insolvency, bankruptcy, or failure of any such insurance company providing insurance for Lessee, or the failure of any such insurance company to pay claims that occur will not be held to waive any of the provisions hereof.

                  13.1.7 Waiver of Subrogation. In each of the above described policies, Lessee agrees to waive and will require its insurers to waive any rights of subrogation or recovery they may have against Lessor, its parent, subsidiary or affiliated companies. Lessor will have no liability to Lessee for any damage or destruction of any portion of the Leased Properties or any of Lessee's Personal Property.

                  13.1.8 Additional Insureds. Under the insurance policies described hereinabove (except in Section 13.1.1), Lessor, its parent, subsidiary and Affiliates and will be named as additional insureds with respect to the policies listed in Section 13.1.2 through 13.1.4, and as sole loss payees with respect to the policy listed in Section 13.1.5 as their interests appear. This insurance will be primary over any other insurance maintained by Lessor, its parent, subsidiary or Affiliates. All policies shall provide a severability of interests clause.

                  13.1.9 Non-Renewal. Non-renewal or cancellation of policies described above, will be effective only after written notice is received by Lessor from the insurance company sixty (60) days in advance of any such non-renewal or cancellation. Prior to commencing the Lease hereunder, Lessee will deliver to Lessor certificates of insurance evidencing the existence of the insurance and endorsements required above.

                  13.1.10 Original or Certified Copies. In the event of a loss or claim arising out of or in connection with this contract, Lessee agrees, upon request of Lessor, to submit the original or a certified copy of its insurance policies for inspection by Lessor.

         13.2 PREMIUM DEPOSITS. If any provision of a Facility Mortgage requires deposits of premiums for insurance to be made with the Facility Mortgagee, Lessee shall pay to Lessor monthly the amounts required and Lessor shall transfer such amounts to the Facility Mortgagee, unless, pursuant to written direction by Lessor, Lessee makes such deposits directly with the Facility Mortgagee.

         13.3 INCREASE IN LIMITS. If from time to time Lessor determines, in the exercise of its reasonable business judgment, that the limits of the personal injury or property damage - public liability insurance then being carried are insufficient, upon Notice from Lessor Lessee shall cause such limits to be increased to the level specified in such Notice until further increase pursuant to the provisions of this Section.

         13.4 BLANKET POLICY. Any insurance required by this Lease may be provided by so called blanket policies of insurance carried by Lessee, provided, however, that the coverage afforded Lessor thereby may not thereby be less than or materially different from that which would be provided by a separate policies meeting the requirements of this Lease, and provided further that such policies meet the requirements of all Facility Mortgages.

         13.5 COPIES OF POLICIES; CERTIFICATES. Copies of the policies of insurance required by this Lease and certificates thereof shall be delivered to Lessor not less than thirty (30) days prior to their effective date (and, with respect to any renewal policy, not less than twenty (20) days prior to the expiration of the existing policy), and in the event of the failure of Lessee either to carry the required insurance or pay the premiums therefor, or to deliver copies of policies or certificates to Lessor as required, Lessor shall be entitled, but shall have no obligation, to obtain such insurance and pay the premiums therefor when due, which premiums shall be repayable to Lessor upon written demand therefor as Additional Charges.

                                   ARTICLE XIV

                       DISBURSEMENT OF INSURANCE PROCEEDS

         14.1 INSURANCE PROCEEDS. Net Proceeds shall be paid to Lessor and held, disbursed or retained by Lessor as provided herein.

                  14.1.1 Proceeds of All-Risk Property Insurance. If the Net Proceeds are less than the Approval Threshold, and no Event of Default has occurred and is continuing, Lessor shall pay the Net Proceeds to Lessee promptly upon Lessee's completion of the restoration of the damaged or destroyed Leased Property. If the Net Proceeds equal or exceed the Approval Threshold, and no Event of Default has occurred and is continuing, the Net Proceeds shall be made available for restoration or repair as provided in Section 14.6. Within fifteen (15) days of the receipt of the Net Proceeds of All-Risk Insurance, Lessor shall determine in its reasonable judgment, as to the portion thereof, if any, attributable to the Lessee's Personal Property that Lessee is not required and does not elect to restore or replace, and the portion so determined attributable to the Lessee's Personal Property that Lessee is not required and does not elect to restore or replace shall be paid to Lessee.

         14.2 RESTORATION IN THE EVENT OF DAMAGE OR DESTRUCTION. If all or any portion of the Leased Properties is damaged by fire or other casualty, Lessee shall (a) give Lessor Notice of such damage or destruction within five (5) Business Days of the occurrence thereof, (b) within thirty (30) Business Days of the occurrence commence the restoration of the Leased Properties and (c) thereafter diligently proceed to complete such restoration to substantially the same (or better) condition as the Leased Properties were in immediately prior to the damage or destruction as quickly as is reasonably possible, but in any event within one hundred eighty (180) days of the occurrence. Regardless of the anticipated cost thereof, if the restoration of a Leased Property requires any modification of structural elements, prior to commencing such modification Lessee shall obtain Lessor's written approval of the plans and specifications therefor.

         14.3 RESTORATION OF LESSEE'S PROPERTY. If Lessee is required to restore the Leased Properties, Lessee shall also concurrently restore any of Lessee's Personal Property that is integral to the Primary Intended Use of the Leased Properties at the time of the damage or destruction.

         14.4 NO ABATEMENT OF RENT. Absent termination of this Lease as provided herein, there shall be no abatement of Rent by reason of any damage to or the partial or total destruction of any portion of the Leased Properties.

         14.5 WAIVER. Except as provided elsewhere in this Lease, Lessee hereby waives any statutory or common law rights of termination which may arise by reason of any damage to or destruction of the Leased Properties.

         14.6 DISBURSEMENT OF INSURANCE PROCEEDS EQUAL TO OR GREATER THAN THE APPROVAL THRESHOLD. If Lessee restores or repairs the Leased Properties pursuant to this Article XIV, and if the Net Proceeds equal or exceed the Approval Threshold, the restoration or repair and disbursement of funds to Lessee shall be in accordance with the following procedures:

                  14.6.1 Plans and Specifications. The restoration or repair work shall be done pursuant to plans and specifications approved by Lessor and a certified construction cost statement, to be obtained by Lessee from a contractor reasonably acceptable to Lessor, showing the total cost of the restoration or repair; to the extent the cost exceeds the Net

         Proceeds, Lessee shall deposit with Lessor the amount of the excess cost, and Lessor shall disburse the funds so deposited in payment of the costs of restoration or repair before any disbursement of Net Proceeds.

                  14.6.2 Construction Funds. Construction Funds shall be made available to Lessee upon request, no more frequently than monthly, as the restoration and repair work progresses, subject to a ten (10%) percent holdback, pursuant to certificates of an architect selected by Lessee that, in the judgment of Lessor, reasonably exercised, is highly qualified in the design and construction of the type of Facility being repaired and is otherwise reasonably acceptable to Lessor, which certificates must be in form and substance reasonably acceptable to Lessor.

                  14.6.3 Lien Waivers. After the first disbursement to Lessee, sworn statements and lien waivers in an amount at least equal to the amount of Construction Funds previously paid to Lessee shall be delivered to Lessor from all contractors, subcontractors and material suppliers covering all labor and materials furnished through the date of the previous disbursement.

                  14.6.4 Progress of Work. Lessee shall deliver to Lessor such other evidence as Lessor may reasonably request from time to time during the course of the restoration and repair, as to the progress of the work, compliance with the approved plans and specifications, the cost of restoration and repair and the total amount needed to complete the restoration and repair, and showing that there are no liens against the Leased Properties arising in connection with the restoration and repair and that the cost of the restoration and repair at least equals the total amount of Construction Funds then disbursed to Lessee hereunder.

                  14.6.5 Inadequacy of Construction Funds. If the Construction Funds are at any time determined by Lessor to be inadequate for payment in full of all labor and materials for the restoration and repair, Lessee shall immediately pay the amount of the deficiency to Lessor to be held and disbursed as Construction Funds prior to the disbursement of any other Construction Funds then held by Lessor.

                  14.6.6 Disbursement. The Construction Funds may be disbursed by Lessor to Lessee or to the persons entitled to receive payment thereof from Lessee, and such disbursement in either case may be made directly or through a third party escrow agent, such as, but not limited to, a title insurance company, or its agent, all as Lessor may determine in its sole discretion. Provided Lessee is not in default hereunder, any excess Construction Funds shall be paid to Lessee upon completion of the restoration or repair.

                  14.6.7 Lessee Default. If Lessee at any time fails to promptly and fully perform the conditions and covenants set out hereinabove in this Section 14.6, and the failure is not corrected within ten (10) days of written Notice thereof, or if during the restoration or repair an Event of Default occurs hereunder, Lessor may, at its option, immediately cease making any further payments to Lessee for the restoration and repair.

                  14.6.8 Lessor Reimbursement. Lessor may reimburse itself out of the Construction Funds for its reasonable expenses incurred in administering the Construction Funds and inspecting the restoration and repair work, including without limitation attorneys' and other professional fees and escrow fees and expenses.

         14.7 NET PROCEEDS PAID TO FACILITY MORTGAGEE. Notwithstanding anything herein to the contrary, if any Facility Mortgagee is entitled to any Net Proceeds, or any portion thereof, under the terms of any Facility Mortgage, the Net Proceeds shall be applied, held and/or disbursed in accordance with the terms of the Facility Mortgage. Lessor shall make commercially reasonable efforts to cause the Net Proceeds to be applied to the restoration of the Leased Properties.

         14.8 TERMINATION OF LEASE. Notwithstanding anything herein to the contrary, in the event the amount of the Net Proceeds from any one (1) occurrence, (i) exceeds $80,000,000.00, or (ii) exceeds $20,000,000.00 during the final two (2) years of the Realty Term, Lessor may exercise its option to require Lessee to purchase the Leased Properties as set forth in Section 42.2.

                                   ARTICLE XV

                                  CONDEMNATION

         15.1 TOTAL TAKING OR OTHER TAKING WITH EITHER LEASED PROPERTY RENDERED UNSUITABLE FOR ITS PRIMARY INTENDED USE. If title to the fee of the whole of a Leased Property is Taken, this Lease shall cease and terminate as to the Leased Property Taken as of the Date of Taking by the Condemnor and Rent shall be apportioned as of the termination date, provided, however, that if the Award to Lessor is less than the Repurchase Price for such Leased Property at the time of such Award, it shall be a condition precedent to the termination of this Lease as to such Leased Property that Lessee pay the amount of the deficiency to Lessor. If title to the fee of less than the whole of a Leased Property is Taken, but such Leased Property is thereby rendered Unsuitable for Its Primary Intended Use, Lessee and Lessor shall each have the option by written Notice to the other, at any time prior to the taking of possession by, or the date of vesting of title in, the Condemnor, whichever first occurs, to terminate this Lease with respect to such Leased Property as of the date so determined, in which event this Lease shall thereupon so cease and terminate as of the earlier of the date specified in such Notice or the date on which possession is taken by the Condemnor. If this Lease is so terminated as to a Leased Property, Rent shall be apportioned as of the termination date, and Lessee shall be deemed to have elected to purchase such Leased Property for the Repurchase Price therefor. Lessee shall complete the purchase within forty-five (45) days of the Taking, and Lessee shall receive credit against such Repurchase Price for any portion of the Award received by Lessor.

         15.2 ALLOCATION OF AWARD. The total Award made with respect to all or any portion of a Leased Property or for loss of Rent, or for loss of business, shall be solely the property of and payable to Lessor. Nothing contained in this Lease will be deemed to create any additional interest in Lessee, or entitle Lessee to any payment based on the value of the unexpired term or so-called "bonus value" to Lessee of this Lease. Any Award made for the taking of Lessee's Personal Property that is not integral to the Primary Intended Use of the Facilities, or for removal and relocation expenses of Lessee in any such Proceeding shall be payable to Lessee. Any Award made for the taking of Lessee's Personal Property that is integral to the Primary Intended Use of the Facilities shall be payable to Lessor. In any Proceeding with respect to an Award, Lessor and Lessee shall each seek its own Award in conformity herewith, at its own expense. Notwithstanding the foregoing, Lessee may pursue a claim for loss of its business, provided that under the laws of the State, such claim will not diminish the Award to Lessor.

         15.3 PARTIAL TAKING. In the event of a Partial Taking, and Lessee, at its own cost and expense, shall within sixty (60) days of the taking of possession by, or the date of vesting of title in, the Condemnor, whichever first occurs/date on which such Notice is given commence the restoration of the Leased Premises to a complete architectural unit of the same general character and condition (as nearly as may be possible under the circumstances) as existed immediately prior to the Partial Taking, and complete such restoration with all reasonable dispatch, but in any event within one hundred eighty (180) days of the date on which such Notice is given. Lessor shall contribute to the cost of restoration only such portion of the Award as is made therefor. As long as no Event of Default has occurred and is continuing, if such portion of the Award is in an amount less than the Approval Threshold, Lessor shall pay the same to Lessee upon completion of such restoration. As long as no Event of Default has occurred and is continuing, if such portion of the Award is in an amount equal to or greater than the Approval Threshold, Lessor shall make such portion of the Award available to Lessee in the manner provided in Section 14.6 with respect to Net Proceeds in excess of the Approval Threshold.

         15.4 TEMPORARY TAKING. If there is a Taking of possession or the use of all or part of a Leased Property, but the fee of such Leased Property is not Taken in whole or in part, until such Taking of possession or use continues for more than six (6) months, all the provisions of this Lease shall remain in full force and effect and the entire amount of any Award made for such Taking shall be paid to Lessee provided there is then no Event of Default. Upon the termination of any such period of temporary use or occupancy, Lessee at its sole cost and expense shall restore the affected Leased Property, as nearly as may be reasonably possible, to the condition existing immediately prior to such Taking. If any temporary Taking continues for longer than six (6) months, and fifty percent (50%) or more of any Leased Property is thereby rendered Unsuitable for Its Primary Use, this Lease shall cease and terminate as to the affected Leased Property as of the last day of the sixth (6th) month, but if less than fifty percent (50%) of such Facility is thereby rendered Unsuitable for Its Primary Use, Lessee and Lessor shall each have the option by at least sixty (60) day's prior written Notice to the other, at any time prior to the end of the temporary taking, to terminate this Lease as to the affected Leased Property of the date set forth in such Notice, and Lessor shall be entitled to any Award made for the period of such temporary Taking prior to the date of termination of the Lease. In no event shall Rent or any Additional Charges abate during the period of any temporary Taking.

         15.5 AWARDS PAID TO FACILITY MORTGAGEE. Notwithstanding anything herein to the contrary, if any Facility Mortgagee is entitled to any Award or any portion thereof, under the terms of any Facility Mortgage such Award shall be applied, held and/or disbursed in accordance with the terms of the Facility Mortgage. If the Facility Mortgagee elects to apply the Award to the indebtedness secured by the Facility Mortgage: (i) if the Award represents an Award for Partial Taking as described in Section 15.3 above, Lessee shall restore the affected Facility (as nearly as possible under the circumstances) to a complete architectural unit of the same general character and condition as that of the Facility existing immediately prior to such Taking; or (ii) if the Award represents an Award for a Total Taking as described in Section 15.1 above, Lessee shall pay to Lessor an amount equal to the Repurchase Price and Lessor shall transfer its portion of the award and its interest in the affected Leased Property to Lessee. In any such restoration or purchase, Lessee shall receive full credit for any portion of any award retained by Lessor and the Facility Mortgagee.

                                   ARTICLE XVI

                       LESSOR'S RIGHTS ON EVENT OF DEFAULT

         16.1 LESSOR'S RIGHTS UPON AN EVENT OF DEFAULT. If an Event of Default shall occur Lessor may terminate this Lease by giving Lessee a Notice of Termination, and in such event, the Term shall end and all rights of Lessee under this Lease shall cease on the Termination Date. The Notice of Termination shall be in lieu of and not in addition to any notice required by the laws of any State as a condition to bringing an action for possession of the Leased Premises or to recover damages under this Lease. In addition to Lessor's right to terminate this Lease, Lessor shall have all other rights set forth in this Lease and all remedies available at law and in equity. Lessee shall, to the extent permitted by law, pay as Additional Charges all costs and expenses incurred by or on behalf of Lessor, including, without limitation, reasonable attorneys' fees and expenses (whether or not litigation is commenced, and if litigation is commenced, including fees and expenses incurred in any appeals and post judgment Proceeding) as a result of any default of Lessee hereunder.

         16.2 CERTAIN REMEDIES. If an Event of Default shall occur, whether or not this Lease has been terminated pursuant to Section 16.1, if required to do so by Lessor, Lessee shall immediately surrender to Lessor the Leased Properties to Lessor in the condition required by Section 9.1.5 and quit the same, and Lessor may enter upon and repossess the Leased Properties by reasonable force, any summary Proceeding, ejectment or otherwise, and may remove Lessee and all other persons and any and all personal properties from the Leased Properties, subject to any Legal Requirements. In addition to all other remedies set forth or referred to in this Article XVI.

         16.3 DAMAGES. Neither (i) the termination of this Lease pursuant to
Section 16.1, (ii) the repossession of the Leased Properties, (iii) the failure of Lessor to relet the Leased Properties, (iv) the reletting of all or any portion thereof, nor (v) the failure of Lessor to collect or receive any rentals due upon such any reletting, shall relieve Lessee of its liability and obligations hereunder, all of which shall survive any such termination, repossession or reletting. In the event this Lease is terminated by Lessor, Lessee shall forthwith pay to Lessor all accrued and future Rent due and payable with respect to the Leased Properties to and including the Realty

Expiration Date all of which shall become immediately due and payable, including without limitation all interest and late charges payable under Section 3.3 with respect to any late payment of such Rent, and all Additional Charges.

         16.4 LESSEE'S OBLIGATION TO PURCHASE. If an Event of Default occurs, Lessor may require Lessee to purchase the Leased Properties on the first Rent payment date occurring after the date of receipt of, or such later date as may be specified in, a Notice from Lessor requiring such purchase. The purchase price of the Leased Properties shall be an amount equal to the then Repurchase Price of the Leased Properties, plus all Rent then due and payable (excluding the installment of Base Rent due on the purchase date) as of the date of purchase. If Lessor exercises such right, Lessor shall convey the Leased Properties to Lessee on the date fixed therefor upon receipt of such purchase price and this Lease shall thereupon terminate. Any purchase by Lessee of the Leased Properties pursuant to this Section shall be credited against the damages specified in Section 16.3.

         16.5 WAIVER. If this Lease is terminated pursuant to Section 16.1, Lessee waives, to the extent permitted by applicable law, (i) any right of reentry, repossession or redesignation, (ii) any right to a trial by jury in the event of any summary Proceeding to enforce the remedies set forth in this
Article XVI, and (iii) the benefit of any laws now or hereafter in force exempting property from liability for rent or for debt. Acceptance of Rent at any time does not prejudice or remove any right of Lessor as to any right or remedy. No course of conduct shall be held to bar Lessor from literal enforcement of the terms of this Lease.

         16.6 APPLICATION OF FUNDS. Any payments received by Lessor under any of the provisions of this Lease during the existence or continuance of any Event of Default shall be applied to Lessee's obligations in the order which Lessor may determine or as may be prescribed by law.

         16.7 BANKRUPTCY.

                  16.7.1 No Transfer. Neither Lessee's interest in this Lease, nor any estate hereby created in Lessee's interest nor any interest herein or therein, shall pass to any trustee or receiver or assignee for the benefit of creditors or otherwise by operation of law, except as may specifically be provided pursuant to the Bankruptcy Code (11 U.S.C.ss.101 et. seq.), as the same may be amended from time to time.

                  16.7.2 Rights and Obligations Under the Bankruptcy Code.

                           Payment of Rent. Upon filing of a petition by or against Lessee under the Bankruptcy Code, Lessee, as debtor and as debtor-in-possession, and any trustee who may be appointed with respect to the assets of or estate in bankruptcy of Lessee, agree to pay monthly in advance on the first day of each month, as reasonable compensation for the use and occupancy of the Leased Properties, an amount equal to all Rent due pursuant to this Lease.

                           Other Conditions and Obligations. Included within and in addition to any other conditions or obligations imposed upon Lessee or its successor in the event of the assumption and/or assignment of the Lease are the following: (i) the cure of any monetary defaults and reimbursement of pecuniary loss within not more than thirty (30) days of assumption and/or assignment;
                           (ii) the deposit of an additional amount equal to not less than three (3) months' Base Rent, which amount is agreed to be a necessary and appropriate deposit to secure the future performance under the Lease of Lessee or its assignee; (iii) the continued use of the Leased Properties for the Primary Intended Use; and (iv) the prior written consent of any Facility Mortgagee.

         16.8 LESSOR'S RIGHT TO CURE LESSEE'S DEFAULT. If Lessee fails to make any payment or perform any act required to be made or performed under this Lease, and fails to cure the same within any grace or cure period applicable thereto, upon such Notice as may be expressly required herein (or, if Lessor reasonably determines that the giving of such Notice would risk loss to the Leased Properties or cause damage to Lessor, upon such Notice as is practical under the circumstances), and without waiving or releasing any obligation of Lessee, Lessor may make such payment or perform such act for the account and at the expense of Lessee, and may, to the extent permitted by law, enter upon the Leased Properties for such purpose and take all such action thereon as, in Lessor's sole opinion, may be necessary or appropriate. No such entry shall be deemed an eviction of Lessee. All amounts so paid by Lessor and all costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) so incurred, together with the late charge and interest provided for in Section 3.3 thereon, shall be paid by Lessee to Lessor on demand. The obligations of Lessee and rights of Lessor contained in this Article shall survive the expiration or earlier termination of this Lease.

                                  ARTICLE XVII

              ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS

         17.1 ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS. Lessee, Guarantor, and WCG each jointly and severally represent, warrant and covenant that:

                  17.1.1 Organization; Powers. Both Lessee and Guarantor are duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

                  17.1.2 Authorization; Enforceability. The execution of and performance under this Lease is within each of the Lessee's and Guarantor' entity powers and has been duly authorized by all necessary member, corporate and, if required, stockholder action as the case may be. This Lease has been duly executed and delivered by each of the Lessee and Guarantor and constitutes a legal, valid and binding obligation of the Lessee and

         Guarantor (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a Proceeding in equity or at law.

                  17.1.3 Governmental Approvals; No Conflicts . The Lease or any of the other documents contemplated herein, (a) does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Lessor's rights under this Lease, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of Lessee or Guarantor or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon Lessee or Guarantor or any of their respective assets, or give rise to a right thereunder to require any payment to be made by Lessee or Guarantor, and (d) will not result in the creation or imposition of any Encumbrance on any asset of Lessee or Guarantor, except any Encumbrance created by or in accordance with the Lease.

                  17.1.4 Financial Condition; No Material Adverse Change. Guarantor has heretofore furnished to Lessor consolidated balance sheet and statements of operations, stockholders equity and cash flows as of and for the fiscal years ended December 31, 1998, December 31, 1999 and December 31, 2000, audited by Ernst & Young LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flow of Guarantor as of such dates and for such periods in accordance with GAAP.

                                    17.1.4.1 Pro Formas. Guarantor has
                  heretofore furnished to the Lessor its pro forma consolidated balance sheet as of December 31, 2000 and projected pro forma statements of operations and cash flows for the fiscal year ended December 31, 2001. Such projected pro forma consolidated balance sheets and statements of operations and cash flows (i) have been prepared in good faith based on the same assumptions used to prepare the pro forma financial statements (which assumptions are believed by Lessee and Guarantor to be reasonable), (ii) are based on the best information available to Lessee and Guarantor after due inquiry, (iii) present fairly, in all material respects, the pro forma financial position of Lessee and Guarantor as of such date and for such periods.

                                    17.1.4.2 Material Contingent Liabilities.
                  Except as disclosed in the financial statements referred to above, neither the Lessee or Guarantor has, as of the Effective Date, any material contingent liabilities, unusual material long-term commitments or unrealized material losses.

                                    17.1.4.3 Material Adverse Change. Since
                  December 31, 2000, there has been no Material Adverse Change.



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

                  17.1.5 Properties. Lessee and Guarantor each has good title to, or valid leasehold interests in, all its real and personal property material to its business (including the Leased Properties), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes. None of the properties and assets of Lessee or Guarantor is subject to any Encumbrance other than Permitted Encumbrances, and Encumbrances created by or in connection with this Lease.

                                    17.1.5.1 Intellectual Property. Lessee and
                  Guarantor each owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by Lessee and Guarantor does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

                  17.1.6 Litigation and Environmental Matters. There is no action, suit or Proceeding by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Lessee or Guarantor, threatened against or affecting Lessee or Guarantor (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Lease or any of the other documents contemplated herein.

                                    17.1.6.1 Environmental Compliance. Except
                  with respect to other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither Lessee nor Guarantor (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any liability with respect to any Environmental Law, (iii) has received written notice of any claim with respect to any Environmental Law or (iv) knows of any basis for any violations of any Environmental Law or any release, threatened release or exposure to any Hazardous Materials that is likely to form the basis of any liability under any Environmental Law.

                  17.1.7 Compliance with Laws and Agreements. Lessee and Guarantor each is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

                  17.1.8 Investment and Holding Company Status. Neither Lessee or Guarantor is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

                  17.1.9 Taxes. Lessee, Guarantor, and WCG each has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all taxes required to have been paid by or with respect to it, except (a) taxes that are being contested in good faith by an appropriate Proceeding and for which Lessee or Guarantor, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

                  17.1.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $25,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $25,000,000 the fair market value of the assets of all such underfunded Plans.

                  17.1.11 Disclosure. Lessee and Guarantor have disclosed to the Lessor all agreements, instruments and corporate or other restrictions to which Lessee or Guarantor is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of Lessee or Guarantor in connection with the negotiation of this Lease or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Lessee and Guarantor represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

                  17.1.12 Insurance. As of the Effective Date, all premiums in respect of all insurance described in Article XIII have been paid.

                  17.1.13 Labor Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against Lessee or Guarantor pending or, to the knowledge of Lessee or Guarantor, threatened. The hours worked by and payments made to employees of Lessee and Guarantor have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from Lessee or Guarantor, or for which any claim may be made against Lessee or Guarantor, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Lessee or Guarantor. The execution of this Lease has not and will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement by which Lessee or Guarantor is bound.

                  17.1.14 Solvency. Immediately after the Effective Date and immediately following the purchase of the Leased Properties by Lessor pursuant to the Purchase Agreement made on the Effective Date and after giving effect to the application of the Purchase Price, (a) the fair value of the assets of Lessee, Guarantor, and WCG will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of Lessee, Guarantor and WCG will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) Lessee, Guarantor, and WCG each will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) Lessee, Guarantor, and WCG each will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date.

                  17.1.15 No Burdensome Restrictions. No contract, lease, agreement or other instrument to which Lessee or Guarantor is a party or by which any of its property is bound or affected, no charge, corporate restriction, judgment, decree or order and no provision of applicable law or governmental regulation could reasonably be expected to have Material Adverse Effect.

                  17.1.16 Representations True and Correct. As of the dates when made and as of the Effective Date, each representation and warranty of Lessee or Guarantor thereto contained in the Purchase Agreement, this Lease or any other documents executed in connection herewith, is true and correct.

                                  ARTICLE XVIII

                       OCCUPANCY AFTER EXPIRATION OF TERM

         18.1 HOLDING OVER. If Lessee remains in possession of all or any of the Leased Properties after the expiration of the Term or earlier termination of this Lease, such possession shall be as a month-to-month tenant, and throughout the period of such possession Lessee shall pay as Rent for each month one hundred fifty percent (150%) times the sum of: (i) one-twelfth (1/12th) of the Base Rent payable during the Lease Year in which such expiration or termination occurs, plus (ii) all Additional Charges accruing during the month, plus (iii) any and all other sums payable by Lessee pursuant to this Lease. During such period of month-to-month tenancy, Lessee shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease, but shall have no rights hereunder other than the right, to the extent given by applicable law to month-to-month tenancies, to continue its occupancy and use of the Leased Properties until the month-to-month tenancy is terminated. Nothing contained herein shall constitute the consent, express or implied, of Lessor to the holding over of Lessee after the expiration or earlier termination of this Lease.

         18.2 INDEMNITY. If Lessee fails to surrender the Leased Properties in a timely manner and in accordance with the provisions of Section 9.1.5 upon the expiration or termination of this Lease, in addition to any other liabilities to Lessor accruing therefrom, Lessee shall defend, indemnify and hold Lessor, its principals, officers, directors, agents and employees harmless from loss or liability resulting from such failure, including, without limiting the generality of the foregoing, loss of rental with respect to any new lease in which the rental payable thereunder exceeds the Rent paid by Lessee pursuant to this Lease during Lessee's hold-over and any claims by any proposed new tenant founded on such failure. The provisions of this Section 18.2 shall survive the expiration or termination of this Lease.

                                   ARTICLE XIX

                          SUBORDINATION AND ATTORNMENT

         19.1 SUBORDINATION. Upon written request of Lessor, any Facility Mortgagee, or the beneficiary of any deed of trust of Lessor, Lessee will enter into a written agreement subordinating its rights pursuant to this Lease (i) to the lien of any mortgage, deed of trust or the interest of any lease in which Lessor is the lessee and to all modifications, extensions, substitutions thereof (or, at Lessor's option, agree to the subordination to this Lease of the lien of said mortgage, deed of trust or the interest of any lease in which Lessor is the lessee), and (ii) to all advances made or hereafter to be made thereunder. In connection with any such request, Lessor shall provide Lessee with a "Non-Disturbance Agreement" reasonably acceptable to such mortgagee, beneficiary or lessor providing that if such mortgagee, beneficiary or lessor acquires the Leased Properties by way of foreclosure or deed in lieu of foreclosure, such mortgagee, beneficiary or lessor will not disturb Lessee's possession under this Lease and will recognize Lessee's rights hereunder if and for so long as no Event of Default has occurred and is continuing. Lessee agrees to consent to amend this Lease as reasonably required by the Facility Mortgagee, and shall be deemed to have unreasonably withheld or delayed its consent if the required changes do not materially (i) alter the economic terms of this Lease, (ii) diminish the rights of Lessee, or (iii) increase the obligations of Lessee, provided that Lessee shall also have received the non-disturbance agreement provided for in this Article.

         19.2 ATTORNMENT. If any Proceeding is brought for foreclosure, or if the power of sale is exercised under any mortgage or deed of trust made by Lessor encumbering the Leased Properties, or if a lease in which Lessor is the lessee is terminated, Lessee shall attorn to the purchaser or lessor under such lease upon any foreclosure or deed in lieu thereof, sale or lease termination and recognize the purchaser or lessor as Lessor under this Lease, provided the purchaser or lessor acquires and accepts the Leased Properties subject to this Lease.

         19.3 LESSEE'S CERTIFICATE. Lessee shall, upon not less than ten (10) days prior Notice from Lessor, execute, acknowledge and deliver to Lessor, Lessee's Certificate containing then-current facts. It is intended that any Lessee's Certificate delivered pursuant hereto may be relied upon by Lessor, any prospective tenant or purchaser of the Leased Properties, any mortgagee or prospective mortgagee, and by any other party who may reasonably rely on such statement. Lessee's failure to deliver the Lessee's Certificate within such time shall constitute an Event of Default. In addition, Lessee hereby authorizes Lessor to execute and deliver a certificate to the effect (if true) that Lessee represents and warrants that (i) this Lease is in full force and effect without modification, and (ii) Lessor is not in breach or default of any of its obligations under this Lease.

                                   ARTICLE XX

                                  RISK OF LOSS

         20.1 RISK OF LOSS. During the Term, the risk of loss or of decrease in the enjoyment and beneficial use of the Leased Properties in consequence of the damage or destruction thereof by fire, the elements, casualties, thefts, riots, wars or otherwise, or in consequence of foreclosures, attachments, levies or executions is assumed by Lessee, and, in the absence of gross negligence, willful misconduct or material breach of this Lease by Lessor, Lessor shall in no event be answerable or accountable therefor nor shall any of the events mentioned in this Article XX entitle Lessee to any abatement of Rent.

                                   ARTICLE XXI

                                 INDEMNIFICATION

         21.1 INDEMNIFICATION. Notwithstanding the existence of any insurance or self-insurance provided for in Article XIII, and without regard to the policy limits of any such insurance or self-insurance, Lessee shall protect, indemnify, save harmless and defend Lessor, its principals, officers, directors, agents, employees, parents, and affiliates from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses), to the extent permitted by law, imposed upon or incurred by or asserted against Lessor by reason of: (i) any accident, injury to or death of persons or loss of or damage to property occurring on or about the Leased Properties or adjoining sidewalks, including without limitation any claims of malpractice, (ii) any use, misuse, non-use, condition, maintenance or repair by Lessee of the Leased Properties, (iii) the failure to pay any Impositions, (iv) any failure on the part of Lessee to perform or comply with any of the terms of this Lease, and (v) the nonperformance of any contractual obligation, express or implied, assumed or undertaken by Lessee or any party in privity with Lessee with respect to the Leased Properties or any business or other activity carried on with respect to the Leased Properties during the Term or thereafter during any time in which Lessee or any such other party is in possession of the Leased Properties or thereafter to the extent that any conduct by Lessee or any such person (or failure of such conduct thereby if the same should have been undertaken during such time of possession and leads to such damage or loss) causes such loss or claim. Any amounts which become payable by Lessee under this Section shall be paid within ten (10) days after liability therefor on the part of Lessee is determined by litigation or otherwise, and if not timely paid, shall bear interest (to the extent permitted by law) at the Overdue Rate from the date of such determination to the date of payment. Nothing herein shall be construed as indemnifying Lessor against its own grossly negligent acts or omissions or willful misconduct.

Lessee's liability under this Article shall survive the expiration or any earlier termination of this Lease.

                                  ARTICLE XXII

                            RESTRICTIONS ON TRANSFERS

         22.1 GENERAL PROHIBITION AGAINST TRANSFERS. Lessee acknowledges that a significant inducement to Lessor to enter into this Lease with Lessee on the terms set forth herein is the combination of financial strength, experience, skill and reputation possessed by the Lessee named herein, the Person or Persons in Control of Lessee and Guarantor, together with Lessee's assurance that Lessor shall have the unrestricted right to approve or disapprove any proposed Transfer. Therefore, there shall be no Transfer except as specifically permitted by this Lease or consented to in advance by Lessor in writing. Lessee agrees that Lessor shall have the right to withhold its consent to any proposed Transfer on the basis of Lessor's judgment as to the effect the proposed Transfer may have on the Leased Properties and the future performance of the obligations of the Lessee under this Lease, whether or not Lessee agrees with such judgment. Any attempted Transfer which is not specifically permitted by this Lease or consented to by Lessor in advance in writing shall be null and void and of no force and effect whatsoever. In the event of a Transfer, Lessor may collect Rent and other charges from the assignee, subtenant or other occupant or transferee (any and all of which are herein referred to as a "Transferee") and apply the amounts collected to the Rent and other charges herein reserved, but no Transfer or collection of Rent and other charges shall be deemed to be a waiver of Lessor's rights to enforce Lessee's covenants or an acceptance of the Transferee as Lessee, or a release of the Lessee named herein from the performance of its covenants. Notwithstanding any Transfer, Lessee and Guarantor shall remain fully liable for the performance of all terms, covenants and provisions of this Lease. Any violation of this Lease by any Transferee shall be deemed to be a violation of this Lease by Lessee.

         22.2 CONSENT TO CERTAIN TRANSFERS. Lessor acknowledges that Lessee, as sublessor, intends to enter into subleases with the parties identified on
SCHEDULE 22.2, as sublessees, with respect to the Facilities identified on such Schedule. Lessor consents to such subleases provided that all such sublease agreements satisfy all of the requirements set forth in this Lease and otherwise are satisfactory in form and substance to Lessor. The conditions set forth in the immediately preceding sentence shall be deemed satisfied as to any sublease with respect to which Lessor has executed and delivered a Consent and Non-Disturbance Agreement in substantially the form of EXHIBIT F. Notwithstanding any such sublease, Lessee and Guarantor shall remain fully liable for the performance of all terms, covenants and provisions of this Lease.

         22.3 SUBORDINATION AND ATTORNMENT. Lessee shall insert in any sublease permitted by Lessor provisions to the effect that (i) such sublease is subject and subordinate to all of the terms and provisions of this Lease and to the rights of Lessor hereunder, (ii) if this Lease terminates before the expiration of such sublease, the sublessee thereunder will, at Lessor's option, attorn to Lessor and waive any right the sublessee may have to terminate the sublease or to surrender possession thereunder, as a result of the termination of this Lease, and (iii) if the sublessee receives a written Notice from Lessor or Lessor's assignee, if any, stating that Lessee is in default under this Lease, the sublessee shall thereafter be obligated to pay all rentals accruing under the sublease directly to the party giving such Notice, or as such party may direct, which payments shall be credited against the amounts owing by Lessee under this Lease.

                                  ARTICLE XXIII

                        LESSEE AND GUARANTOR INFORMATION

         23.1 OFFICER'S CERTIFICATES AND FINANCIAL STATEMENTS. Lessee and Guarantor shall furnish or cause to be furnished to Lessor:

                  23.1.1 Fiscal Year Information. (i) within ninety (90) days after the end of each fiscal year of WCG, its audited consolidated balance sheets and related audited consolidated statements of operations, stockholders' or members' equity and cash flows as of the end of and for such fiscal year (including segment reporting with respect to each of WCG's business segments consistent), setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing, and otherwise reasonably satisfactory to Lessor (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of WCG on a consolidated basis in accordance with GAAP consistently applied, and (ii) within ninety (90) days after the end of each fiscal year of WCG, supplemental unaudited balance sheets and related unaudited statements of operations, stockholders' or members' equity and cash flows as of the end of and for such fiscal year, setting forth in tabular form in each case the figures for the previous year, for WCG and the consolidating adjustments with respect thereto.

                  23.1.2 Quarterly Information. (i) within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of WCG, unaudited consolidated and consolidating balance sheets and related consolidated and consolidating statements of operations, stockholders' or members' equity and cash flows of Guarantor and WCG as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of the previous fiscal year (or in the case of the balance sheet, as of the end of the previous fiscal year), all certified by an Officer's Certificate as presenting fairly in all material respects the financial condition and results of operations of Guarantor and WCG on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes and (ii) within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of Guarantor, unaudited balance sheets and related statements of operations, stockholders' or members' equity and cash flow of Guarantor as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of the previous fiscal year (or, in the case of the balance sheet, as of the end of the previous fiscal year) all certified by an Officer's Certificate as presenting fairly in all material respects the financial condition and results of operations of Guarantor in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

                  23.1.3 Officers Certificate. Concurrently with any delivery of financial statements under Sections 23.1.1 and 23.1.2, and at any time and from time to time, within ten (10) days of Lessor's request, an Officer's Certificate of the Lessee (i) certifying as to whether an Event of Default has occurred and, if an Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth in reasonable detail calculations demonstrating compliance with Sections 8.4.2 through 8.4.6
         (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of audited financial statements referred to in Section 17.1.4 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such Officer's Certificate, and (iv) certifying as to the compliance by Lessee and Guarantor, with the provisions of this Lease, and such other matters set forth in this Lease or the Credit Agreement, as Lessor may specify.

                  23.1.4 Accounting Firm Certificate. Concurrently with any delivery of financial statements under Section 23.1.1, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines).

                  23.1.5 Budget. As soon as practicable after approval by the Board of Directors of WCG, and in any event not later than one hundred and twenty (120) days after the commencement of each fiscal year of WCG, a consolidated and consolidating budget of WCG for such fiscal year and a consolidated budget of the Lessee for such fiscal year and, promptly when available, any significant revisions of any such budget.

                  23.1.6 SEC Filings. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by WCG or any of its Affiliates with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by WCG to its shareholders generally, as the case may be, except to the extent any such report, proxy statement or other material is available electronically on a publicly-accessible website.

                  23.1.7 Other Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Lessee, Guarantor or WCG, or compliance with the terms of this Lease or any of the documents contemplated herein, as Lessor may reasonably request.

                  23.1.8 Credit Agreement Information. To the extent not previously covered by the provisions of this Section 23.1, copies of all information provided by Guarantor, WCG or any Affiliates of either pursuant to the Credit Agreement, contemporaneously with its delivery pursuant thereto.

         23.2 PUBLIC OFFERING INFORMATION. Lessee, Guarantor and WCG, specifically agree that subject to the approval of Lessee, which approval shall not be unreasonably withheld or delayed, Lessor may include financial information and information concerning the operation of the Facilities in offering memoranda or prospectus, or similar publications in connection with syndications or public offerings of Lessor's securities or interests, and any other reporting requirements under applicable Federal and State Laws, including those of any successor to Lessor. Lessee, Guarantor, and WCG, agree to provide such other reasonable information necessary with respect to Lessee, Guarantor, and WCG, and the Leased Properties to facilitate a public offering or to satisfy SEC or regulatory disclosure requirements. Upon request of Lessor, Lessee shall notify Lessor of any necessary corrections to information Lessor proposes to publish within a reasonable period of time (not to exceed ten (10) days) after being informed thereof by Lessor.

         23.3 NOTICES OF MATERIAL EVENTS. Upon its respective knowledge thereof, Lessee and Guarantor each will furnish to Lessor prompt written notice of the following. Each notice delivered under this Section shall be accompanied by a statement of an Officer's Certificate, duly executed, setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

                  23.3.1 Event of Default. The occurrence of any Event of Default.

                  23.3.2 Action, Suit or Proceeding. The filing or commencement of any action, suit or Proceeding by or before any arbitrator or Governmental Authority against or affecting Lessee, Guarantor or WCG or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect.

                  23.3.3 ERISA Event. The occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.

                  23.3.4 Other Matters. Any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

                                  ARTICLE XXIV

                                   INSPECTION

         24.1 LESSOR'S RIGHT TO INSPECT. Lessee shall permit Lessor and its authorized representatives to inspect the Leased Properties and Lessee's books and records pertaining thereto during normal business hours at any time upon reasonable Notice. Notwithstanding the foregoing, Lessee is and shall be in exclusive control and possession of the Leased Properties as provided herein, and Lessor shall not in any event whatsoever be liable for any injury or damage to any property or to any person happening on or about the Leased Properties nor for any injury or damage to any property of Lessee, or of any other person, except in the event any such injury or damage is the direct result of the gross negligence or malfeasance of Lessor. The right of Lessor to enter and inspect the Leased Properties are for the purpose of enabling Lessor to be informed as to whether or not Lessee is complying with the terms, covenants and conditions of this Lease and to do such acts as Lessee may have failed to do, provided however, in no event shall Lessor have any obligation whatsoever to so perform such acts.

                                   ARTICLE XXV

                                    NO WAIVER

         25.1 NO WAIVER. No failure by Lessor to insist upon the strict performance of any term hereof or to exercise any right, power or remedy consequent upon a breach hereof, and no acceptance of full or partial payment of Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of any such term. No waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

                                  ARTICLE XXVI

                               REMEDIES CUMULATIVE

         26.1 REMEDIES CUMULATIVE. To the extent permitted by law, each legal, equitable or contractual right, power and remedy of Lessor now or hereafter provided either in this Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Lessor of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Lessor of any or all of such other rights, powers and remedies.

                                  ARTICLE XXVII

                                    SURRENDER

         27.1 ACCEPTANCE OF SURRENDER. No surrender to Lessor of this Lease or of the Leased Properties or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Lessor, and no act by Lessor or any representative or agent of Lessor, other than such a written acceptance by Lessor, shall constitute an acceptance of any such surrender.

                                 ARTICLE XXVIII

                                  RELATIONSHIP

         28.1 NO MERGER OF TITLE. There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same person, firm, corporation or other entity may acquire, own or hold, directly or indirectly, (i) this Lease or the leasehold estate created hereby or any interest in this Lease or such leasehold estate, and (ii) the fee estate in the Leased Properties.

         28.2 NO PARTNERSHIP. Nothing contained in this Lease will be deemed or construed to create a partnership or joint venture between Lessor and Lessee or to cause either party to be responsible in any way for the debts or obligations of the other or any other party, it being the intention of the parties that the only relationship hereunder is that of Lessor and Lessee.

                                  ARTICLE XXIX

                              CONVEYANCE BY LESSOR

         29.1 CONVEYANCE BY LESSOR. Lessor may at its sole option, transfer the Leased Properties and in connection with any such transfer, may assign this Lease. If Lessor or any successor owner of the Leased Properties conveys the Leased Properties other than as security for a debt, Lessor or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of Lessor under this Lease arising or accruing from and after the date of such conveyance or other transfer and all such future liabilities and obligations shall thereupon be binding upon the new owner.


                                   ARTICLE XXX

                                 QUIET ENJOYMENT

         30.1 QUIET ENJOYMENT. So long as Lessee pays all Rent as it becomes due and complies with all of the terms of this Lease and performs its obligations hereunder, Lessee shall peaceably and quietly have, hold and enjoy the Leased Properties for the Term, free of any claim or other action by Lessor or anyone claiming by, through or under Lessor, but subject to all liens and Encumbrances of record as of the date hereof or hereafter provided for in this Lease or consented to by Lessee. Except as otherwise provided in this Lease, no failure by Lessor to comply with the foregoing covenant will give Lessee any right to cancel or terminate this Lease or abate, reduce or make a deduction from or offset against the Rent or any other sum payable under this Lease, or to fail to perform any other obligation of Lessee. Lessee shall, however, have the right, by separate and independent action, to pursue any claim it may have against Lessor as a result of a breach by Lessor of the covenant of quiet enjoyment contained in this Section.

                                  ARTICLE XXXI

                                     NOTICES

         31.1 NOTICES. Any notice, request or other communication to be given by any party hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid, by overnight deliver, hand delivery or facsimile transmission to the following address:

         To Lessor:           Williams Headquarters Building Company
                              Attn: George D. Shahadi, Vice President-Corp.
                                    Real Estate
                              One Williams Center, Suite 2200
                              Tulsa, Oklahoma 74172
                              Fax No. 918/573-4049

         With copies to:      The Williams Companies, Inc.
                              Attn: Real Estate Counsel
                              One Williams Center, Suite 4100
                              Tulsa, Oklahoma 74172
                              Fax No. 918/ 573-4503

                              The Williams Companies, Inc.
                              Attn: Treasurer
                              One Williams Center, Suite 5000
                              Tulsa, Oklahoma 74172
                              Fax No. 918/ 573-2065


         To Lessee:           Williams Technology Center, LLC
                              Attn: Vice President, Real Estate
                              One Williams Center, MD-OneOK-6
                              Tulsa, Oklahoma 74172
                              Fax No. 918/ 573-5614

         With copy to:        Williams Communications, LLC.
                              Attn: P. David Newsome, Jr., Esq., General Counsel
                              One Williams Center, MD-41-3
                              Tulsa, Oklahoma 74172
                              Fax No. 918/ 573-3005

         To Guarantor:        Williams Communications, LLC
                              Attn: P. David Newsome, Jr., Esq., General Counsel
                              One Williams Center, MD-41-3
                              Tulsa, Oklahoma 74172
                              Fax No. 918/ 573-3005

         With copy to:        Williams Communications, LLC
                              Attn: Assistant Treasurer
                              One Technology Center, MD: TC 14X
                              Tulsa, Oklahoma 74103
                              Fax No.: 918/547-1108


or to such other address as either party may hereafter designate. Notice shall be deemed to have been given on the date of delivery if such delivery is made on a Business Day, or if not, on the first Business Day after delivery. If delivery is refused, Notice shall be deemed to have been given on the date delivery was first attempted. Notice sent by facsimile transmission shall be deemed given upon confirmation that such Notice was received at the number specified above or in a Notice to the sender. If Lessee has vacated the Leased Properties, Lessor's Notice may be posted on the door of a Leased Property. No failure of any addressee designated as "With copy to", to be sent or to receive any Notice shall invalidate the effectiveness of Notice sent to and received by any party to this Lease.

                                  ARTICLE XXXII

                             [INTENTIONALLY OMITTED]


                                 ARTICLE XXXIII

                             [INTENTIONALLY OMITTED]


                                  ARTICLE XXXIV

                           LESSOR'S OPTION TO PURCHASE

         34.1 LESSOR'S OPTION TO PURCHASE LESSEE'S PERSONAL PROPERTY. Unless Lessee purchases the Leased Properties as provided in this Lease, upon the expiration or termination of this Lease, Lessor shall have the option on the terms hereinafter set forth to purchase any of Lessee's Personal Property that is not deemed to have been sold, assigned, transferred and conveyed to Lessor pursuant to Section 6.3 hereof, for an amount equal to the then book value thereof (acquisition cost less accumulated depreciation on the books of Lessee pertaining thereto), subject to, and with appropriate credits for, any obligations owing from Lessee to Lessor and for the then outstanding balances owing on all equipment leases, conditional sale contracts and any other Encumbrances to which such Lessee's Personal Property is subject. Lessor's option shall be exercised by Notice to Lessee no more than one hundred eighty
(180) days, nor less than ninety (90) days, before the expiration of the Realty Term, unless this Lease is terminated prior to its expiration date by reason of an Event of Default, in which event Lessor's option shall be exercised not more than ninety (90) days after the date of termination. Lessor's option shall terminate upon Lessee's purchase of the Leased Properties. If Lessee does not receive Lessor's Notice exercising its option before the expiration of the relevant time period, Lessee shall give Lessor Notice thereof and Lessor's option shall continue in full force and effect for a period of thirty (30) days after such Notice from Lessee. If Lessor exercises its option, Lessee shall, in exchange for Lessor's payment of the purchase price, deliver the purchased Lessee's Personal Property to Lessor, together with a bill of sale and such other documents as Lessor may reasonably request in order to carry out the purchase, and the purchase shall be closed by such delivery and such payment on the date set by Lessor in its Notice of exercise. Lessor shall be responsible for applicable sales, use and other similar taxes which are assessed on the sale of Lessee's Personal Property to Lessor.

         34.2 LEASED PROPERTIES TRADE NAME. If this Lease is terminated pursuant to Section 16.1 or Lessor exercises its option to purchase Lessee's Personal Property pursuant to Section 34.1, Lessee shall be deemed to have assigned to Lessor the exclusive right to use Leased Properties Trade Name in perpetuity.

         34.3 TRANSFER OF OPERATIONAL CONTROL OF THE FACILITIES. Lessee shall cooperate fully in transferring operational control of all of the Facilities which are then subject to this Lease to Lessor or Lessor's nominee if the Term expires without renewal or this Lease is terminated upon the occurrence of an Event of Default or for any other reason, and Lessee shall use its best efforts to cause the business conducted at all such Facilities to continue without interruption. To that end, pending completion of the transfer of the operational control of such Facilities to Lessor or its nominee:

                  34.3.1 Employees. Lessee will not terminate the employment of any Leased Properties maintenance and operations employees without just cause, or change any salaries, provided, however, that without the advance written consent of Lessor, Lessee may grant pre-announced wage increases of which Lessor has knowledge, increases required by written employment agreements and normal raises to non-officers at regular review dates; and Lessee will not hire any additional employees except in good faith in the ordinary course of business;

                  34.3.2 Change in Control. Lessee will provide all necessary information requested by Lessor or its nominee for the preparation and filing of any and all necessary applications or notifications of any federal or state governmental authority having jurisdiction over a change in the operational control of the Facilities, and any other information reasonably required to effect an orderly transfer of the Facilities;

                  34.3.3 Business and Organization. Lessee shall use all reasonable efforts to keep the business and organization of the Facilities intact and to preserve for Lessor or its nominee the goodwill of the suppliers, distributors, residents and others having business relations with Lessee with respect to the Facilities;

                  34.3.4 Operations in Ordinary Course. Lessee shall engage only in transactions or other activities with respect to the Facilities which are in the ordinary course of its business and shall perform all maintenance and repairs reasonably necessary to keep the Facilities in satisfactory operating condition and repair;

                  34.3.5 Employee Benefits. Lessee shall provide Lessor or its nominee with full and complete information regarding the employees of the Facilities and shall reimburse Lessor or its nominee for all outstanding accrued employee benefits, including accrued vacation, sick and holiday pay calculated on a true accrual basis, including all earned and a prorated portion of all unearned benefits;

                  34.3.6 Third Party Consents. Lessee shall use all reasonable efforts to obtain the acknowledgment and the consent of any creditor, lessor or sublessor, mortgagee, beneficiary of a deed of trust or security agreement affecting the real and personal properties of Lessee or any other party whose acknowledgment and/or consent would be required because of a change in the operational control of the Facilities and transfer of personal property. The consent must be in form, scope and substance satisfactory to Lessor or its nominee, including, without limitation, an acknowledgment in respect to all such contracts, leases, deeds of trust, mortgage, security agreements, or other agreements that Lessee and all predecessors or successors-in-interest thereto are not in default in respect thereto, that no condition known to the consenting party exists which with the giving of notice or lapse of time would result in such a default, and, if requested, affirmatively consenting to the change in the operational control of the Facilities;

                  34.3.7 Lessor as Attorney-in-Fact. To more fully preserve and protect Lessor's rights under this Section, Lessee does hereby make, constitute and appoint Lessor its true and lawful attorney-in-fact, for it and in its name, place and stead to execute and deliver all such instruments and documents, and to do all such other acts and things, as Lessor may deem to be necessary or desirable to protect and preserve the rights granted under this Section. Lessee hereby grants to Lessor the full power and authority to appoint one or more substitutes to perform any of the acts that Lessor is authorized to perform under this Section, with a right to revoke such appointment of substitution at Lessor's pleasure. The power of attorney granted pursuant to this
         Section is coupled with an interest and therefore is irrevocable. Any person dealing with Lessor may rely upon the representation of Lessor relating to any authority granted by this power of attorney, including the intended scope of the authority, and may accept the written certificate of Lessor that this power of attorney is in full force and effect. Photographic or other facsimile reproductions of this executed Lease may be made and delivered by Lessor, and may be relied upon by any person to the same extent as though the copy were an original. Anyone who acts in reliance upon any representation or certificate of Lessor, or upon a reproduction of this Lease, shall not be liable for permitting Lessor to perform any act pursuant to this power of attorney. Notwithstanding the foregoing, Lessor covenants with Lessee that Lessor shall refrain from exercising the power of attorney granted hereby except in the case of an Event of Default hereunder or in the event of a default, which, in Lessor's reasonable judgment, may lead to the suspension or revocation of any license of Lessee or of any sublessee.

         34.4 INTANGIBLES AND PERSONAL PROPERTY. Notwithstanding any other provision of this Lease but subject to Articles 40 or 41 relating to the security interest in favor of Lessor, Leased Personal Property shall not include goodwill nor shall it include any other intangible personal property that is severable from Lessor's " interests in real property" within the meaning of
Section 856(d) of the Code, or any similar or successor provision thereto.

                                  ARTICLE XXXV

                             [INTENTIONALLY OMITTED]


                                  ARTICLE XXXVI

                                  MISCELLANEOUS

         36.1 COMPLIANCE WITH FACILITY MORTGAGE. Lessee covenants and agrees that it will duly and punctually observe, perform and comply with all of the terms, covenants and conditions (including, without limitation, covenants requiring the keeping of books and records and delivery of Financial Statements and other information) of any Facility Mortgage and that it will not directly or indirectly, do any act or suffer or permit any condition or thing to occur, which would or might constitute a default under a Facility Mortgage. Anything in this Lease to the contrary notwithstanding, if the time for performance of any act required of Lessee by the terms of a Facility Mortgage is shorter than the time allowed by this Lease for performance of such act by Lessee, then Lessee shall perform such act within the time limits specified in such Facility Mortgage.

         36.2 SURVIVAL, CHOICE OF LAW. Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities of, Lessee or Lessor arising prior to the date of expiration or termination of this Lease shall survive such expiration or termination. If any term or provision of this Lease or any application thereof is held invalid or unenforceable, the remainder of this Lease and any other application of such term or provisions shall not be affected thereby. Neither this Lease nor any provision hereof may be changed, waived, discharged or terminated except by an instrument in writing and in recordable form signed by Lessor and Lessee. All the terms and provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The headings in this Lease are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. This Lease shall be governed by and construed in accordance with the laws of the State, except as to matters which, under applicable procedural conflicts of laws rules require the application of laws of another State.

         LESSEE CONSENTS TO IN PERSONAM JURISDICTION BEFORE THE STATE AND FEDERAL COURTS OF THE STATES OF OKLAHOMA AND AGREES THAT ALL DISPUTES CONCERNING THIS LEASE BE HEARD IN THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF OKLAHOMA. LESSEE AGREES THAT SERVICE OF PROCESS MAY BE EFFECTED UPON IT UNDER ANY METHOD PERMISSIBLE

UNDER THE LAWS OF THE STATE OF OKLAHOMA AND IRREVOCABLY WAIVES ANY OBJECTION TO VENUE IN THE STATE AND FEDERAL COURTS OF THE STATE OF OKLAHOMA.

         36.3 LIMITATION ON RECOVERY. Lessee specifically agrees to look solely to Lessor's interest in the Leased Properties for recovery of any judgment from Lessor, it being specifically agreed that no constituent shareholder, officer or director of Lessor shall ever be personally liable for any such judgment or for the payment of any monetary obligation to Lessee. Furthermore, Lessor (original or successor) shall never be liable to Lessee for any indirect, consequential, special or punitive damages suffered by Lessee from whatever cause.

         36.4 WAIVERS. Lessee waives any defense by reason of any disability of Lessee, and waives any other defense based on the termination of Lessee's (including Lessee's successor's) liability from any cause. Lessee waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance, and waives all notices of the existence, creation, or incurring of new or additional obligations.

         36.5 CONSENTS. Whenever the consent or approval of Lessor is required hereunder, Lessor may in its sole discretion and without reason withhold that consent or approval unless otherwise specifically provided.

         36.6 COUNTERPARTS. This Lease may be executed in separate counterparts, each of which shall be considered an original when each party has executed and delivered to the other one or more copies of this Lease.

         36.7 RIGHTS CUMULATIVE. Except as provided herein to the contrary, the respective rights and remedies of the parties specified in this Lease shall be cumulative and in addition to any rights and remedies not specified in this Lease.

         36.8 ENTIRE AGREEMENT. There are no oral or written agreements or representations between the parties hereto affecting this Lease. This Lease supersedes and cancels any and all previous negotiations, arrangements, representations, brochures, agreements and understandings, if any, between Lessor and Lessee.

         36.9 AMENDMENTS IN WRITING. No provision of this Lease may be amended except by an agreement in writing signed by Lessor and Lessee.

         36.10 SEVERABILITY. If any provision of this Lease or the application of such provision to any person, entity or circumstance is found invalid or unenforceable by a court of competent jurisdiction, such determination shall not affect the other provisions of this Lease and all other provisions of this Lease shall be deemed valid and enforceable.

         36.11 ESTOPPEL CERTIFICATE. At any time and from time to time, Lessee shall, without charge, within ten (10) days after request by Lessor, certify by a written instrument executed and acknowledged by a duly authorized representative of Lessee, addressed to Lessor and any mortgagee or purchaser, or proposed mortgagee or proposed purchaser, or any other party, firm or corporation specified by Lessor, as to the validity and status of this Lease, as to the existence of any default on the part of any party hereunder, as to the existence of any offsets, counterclaims, or defenses thereto which may be alleged on the part of Lessee, and as to any other matters which may be reasonably requested by Lessor.

         36.12 TIME OF THE ESSENCE. Except for the delivery of possession of the Facilities to Lessee, time is of the essence of all provisions of this Lease of which time is an element.

         36.13 LESSOR'S COSTS AND EXPENSES. Lessee shall be responsible for and shall pay on demand by Lessor, all of Lessor's reasonable costs and expenses incurred in connection with the negotiation and preparation of this Lease, including without limitation, the reasonable fees and expenses of Lessor's attorneys.

                                 ARTICLE XXXVII

                                     BROKERS

         37.1 COMMISSIONS. Lessee represents and warrants to Lessor that no real estate commission, finder's fee or the like is due and owing to any person in connection with this Lease. Lessee agrees to save, indemnify and hold Lessor harmless from and against any and all claims, liabilities or obligations for brokerage, finder's fees or the like in connection with this Lease or the transactions contemplated hereby, asserted by any person on the basis of any statement or act alleged to have been made or taken by Lessee.

                                 ARTICLE XXXVIII

                               MEMORANDUM OF LEASE

         38.1 MEMORANDUM OR SHORT FORM OF LEASE. Lessor and Lessee shall, promptly upon the request of either, enter into a Memorandum or Short Form of Lease, substantially in the form of EXHIBIT G with such modifications as may be appropriate under the laws and customs of the States and in the customary form suitable for recording under the laws of each of the States. Lessee shall pay all costs and expenses of recording such memorandum or short form of this Lease.

                                  ARTICLE XXXIX

                               RECHARACTERIZATION

         39.1 RECHARACTERIZATION AS A SECURITY DOCUMENT. In the event that notwithstanding the intent of Lessor, Lessee and Guarantor as set forth herein, that this Lease be treated as a true lease for purposes of the UCC and other applicable laws of the State, a court of competent jurisdiction recharacterizes this Lease as a security document serving as collateral for a financing, the additional provisions set forth in Article XL and Article XLI shall apply, provided however, such application shall in no event otherwise diminish, restrict or eliminate any of the Lessor's rights or remedies set forth in this Lease or in any of the other documents executed in connection herewith, all of the foregoing to remain in full force and effect for all purposes.

                                   ARTICLE XL

                             GRANT OF MORTGAGE LIEN

         40.1 GRANT OF LIEN AND SECURITY INTEREST; ASSIGNMENT OF RENTS. To secure to the Lessor the performance by the Lessee of its covenants, agreements and obligations under the Lease, Lessee hereby agrees as follows:

                  40.1.1 Mortgage. Subject to the terms and conditions of the Lease, and in addition to all other rights and remedies of Lessor as contained herein or under applicable law, the Lessee does hereby mortgage, pledge, grant, bargain, sell, convey, assign, warrant, transfer and set over to the Lessor, WITH POWER OF SALE, to the extent permitted by applicable law: (i) all of the Lessee's right, title and interest, if any, in the Leased Properties, and (ii) all of the Lessee's right, title and interest in and to all proceeds of the conversion, whether voluntary or involuntary, of any of the above-described property into cash or other liquid claims, including, without limitation, all awards, payments or proceeds, including interest thereon, and the right to receive the same, which may be made as a result of casualty, any exercise of the right of eminent domain or deed in lieu thereof, the alteration of the grade of any street and any injury to or decrease in the value thereof, the foregoing collectively being referred to hereinafter as the "Security Property".

         TO HAVE AND TO HOLD the foregoing rights, interests and properties, and all rights, estates, powers and privileges appurtenant thereto, unto the Lessor, its successors and assigns, forever, for the uses and purposes herein expressed, but not otherwise.

                  40.1.2 Security Interest. Subject to the terms and conditions of the Lease, the Lessee hereby grants to the Lessor a security interest in the Lessee's interest, if any, in that portion of the Security Property (the "UCC Property") subject to the Uniform Commercial Code of the state in which the Leased Properties are located (the "UCC"). This Lease shall also be deemed to be a security agreement and a financing statement filed as a fixture filing pursuant to 12A O.S. Section 1-9-502 and shall support any financing statement showing the Lessor's interest as a secured party with respect to any portion of the UCC Property described in such financing statement. The Lessee agrees, at its sole cost and expense, to execute, deliver and file from time to time such further instruments as may be requested by the Lessor to confirm and perfect the lien of the security interest in the collateral described in this Lease.

                  40.1.3 Assignment of Leases and Rents. The Lessee hereby irrevocably assigns, conveys, transfers and sets over unto the Lessor (subject, however, to the Lease and the rights of the Lessee thereunder and hereunder) all and every part of the rents, issues and profits that may from time to time become due and payable on account of any and all subleases or other occupancy agreements now existing, or that may hereafter come into existence with respect to the Leased Properties or any part thereof, including any guaranties of such subleases or other occupancy agreements. Upon request of the Lessor, the Lessee shall execute and cause to be recorded, at its expense, supplemental or additional assignments of any subleases or other occupancy agreements, of the Leased Properties. Upon the occurrence and continuance of a Event of Default, the Lessor is hereby fully authorized and empowered in its discretion (in addition to all other powers and rights herein granted), and subject to the Lease and the rights of the Lessee thereunder and hereunder, to apply for and collect and receive all such rents, issues and profits and to enforce any guaranty or guaranties, and all money so received under and by virtue of this assignment shall be held and applied as further security for the payment of the indebtedness secured hereby and to assure the performance by the Lessee of its covenants, agreements and obligations under the Lease.

         40.2 REMEDIES. Upon the occurrence and continuance of an Event of
Default:

                  40.2.1 Power of Sale Foreclosure. The Lessor shall have the power and authority, to the extent provided by law, after proper notice and lapse of such time as may be required by the Oklahoma Power of Sale Mortgage Foreclosure Act, 46 O.S. Sections 40-49, as amended from time to time (the "Act"), to sell the Security Property at the time and place of sale fixed by the Lessor in said notice of sale, either as a whole, or in separate lots or parcels and in such order as the Lessor may elect, at auction to the highest bidder for cash in lawful money of the United States payable at the time of sale, all in accordance with the Act and any other applicable laws of the jurisdiction in which the Leased Properties are located, it being acknowledged that A POWER OF SALE HAS BEEN GRANTED IN THIS INSTRUMENT. A POWER OF SALE MAY ALLOW THE LESSOR TO TAKE THE SECURITY PROPERTY AND SELL IT WITHOUT GOING TO COURT IN A FORECLOSURE ACTION UPON THE OCCURRENCE AND CONTINUANCE OF AN EVENT OF DEFAULT BY THE LESSEE.

                  40.2.2 Judicial Foreclosure. The Lessor may proceed by a suit or suits in equity or at law, whether for a foreclosure hereunder, or for the sale of the Security Property, or, subject to the terms and conditions of the Lease, against the Lessee for the Rent, or for the specific performance of any covenant or agreement herein contained or in aid of the execution of any power herein granted, or for the appointment of a receiver pending any foreclosure hereunder or the sale of the Security Property, or for the enforcement of any other appropriate legal or equitable remedy.

                  40.2.3 Appointment of Receiver. Without regard to the Lessor's election of nonjudicial power of sale foreclosure or judicial foreclosure, the Lessor shall be entitled to the appointment of a receiver by any court of competent jurisdiction, without notice and without regard to the sufficiency or value of any security for the indebtedness secured hereby or the solvency of any party bound for its payment. The receiver shall have all of the rights and powers permitted under the laws of the state within which the Leased Properties are located.

                  40.2.4 Waiver of Appraisement Appraisement of the Leased Properties is hereby waived or not waived at the option of the Lessor, such option to be exercised at or prior to the time judgment is rendered in any judicial foreclosure.

                  40.2.5 Additional Remedies. It is the intent of the parties hereto that, upon the occurrence and continuance of an Event of Default, the Lessor shall have the remedies provided for in this
         Section 40.2; provided, however, that (i) in lieu of the remedies provided for in this Lease, the Lessor, at its election, may require the Lessee to purchase the Leased Properties and, in the event that the Lessee purchases the Leased Properties as provided in Section 16.4 of this Lease, the remedies set forth herein shall not be available to the Lessor with respect to such Event of Default, and (ii) in the event that, notwithstanding the intention of the parties, a court of competent jurisdiction determines that the remedies in this Section
         40.2 are unenforceable, the Lessor shall have, as a result of such determination, in lieu of the remedies in this Section 40.2, any and all of the other remedies provided for in Article 16 of this Lease. To the extent not in conflict with applicable law or the Lessee's obligations thereunder, the parties acknowledge and agree that the provisions of 11 U.S.C. Section 502(b)(6) are not applicable to the transactions contemplated by this Lease.

                  40.2.6 Cure by Purchase of Leased Properties. Notwithstanding anything to the contrary contained herein, the Lessee may cure any Event of Default affecting or relating to the Leased Properties by purchasing the Leased Properties as provided in Section 16.4 of this Lease.

                                   ARTICLE XLI

                           GRANT OF SECURITY INTEREST

         41.1 GRANT OF SECURITY INTEREST. The Lessee hereby pledges, assigns and grants to the Lessor a security interest in and to the Collateral to secure the prompt and complete payment and performance of all of Lessee's covenants, agreements and obligations under this Lease.

         41.2 UCC REPRESENTATIONS AND WARRANTIES. Lessee and Guarantor represent and warrant to the Lessor that:

                  41.2.1 Authorization, Validity and Enforceability. Lessee has good and valid power to grant a security interest hereunder, free and clear of all Encumbrances except for Encumbrances permitted under
         Section 41.3.6, and has full power and authority to grant to the Lessor the security interest in such Collateral pursuant hereto. When financing statements have been filed in the appropriate offices against the Lessee in the locations listed on EXHIBIT P, the Lessor will have a fully perfected, first priority, security interest in that Collateral in which a security interest may be perfected by filing, subject only to Encumbrances permitted under Section 41.3.6.

                  41.2.2 Conflicting Laws and Contracts. Neither the execution and delivery by the Lessee of this Lease, the creation and perfection of the security interest in the Collateral granted hereunder, nor compliance with the terms and provisions hereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on any Lessee or Lessee's articles or certificate of incorporation or by-laws, partnership agreements, or operating agreements, as the case may be, the provisions of any indenture, instrument or agreement to which Lessee is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Encumbrance pursuant to the terms of any such indenture, instrument or agreement.

                  41.2.3 Type and Jurisdiction of Organization. The organizational type and jurisdiction for Lessee and Guarantor are set forth in the Preamble.

                  41.2.4 Principal Location. Each of the Lessee's and Guarantor's mailing address and the location of its place of business (if it has only one) or its chief executive office, is disclosed in EXHIBIT P; Lessee has no other places of business except those set forth in EXHIBIT P.

                  41.2.5 Property Locations. All of the Collateral is located solely in Tulsa, Oklahoma, on or connected with the Land or the Leased Improvements.

                  41.2.6 No Other Names. Lessee has not conducted business under any name except the name in which it has executed this Lease, which is the exact name as it appears in the Lessee's organizational documents, as amended, as filed with the Lessee's jurisdiction of organization.

                  41.2.7 No Financing Statements. No financing statement describing all or any portion of the Collateral which has not lapsed or been terminated naming the Lessee as debtor has been filed in any jurisdiction except (i) financing statements naming the Lessor as the secured party, and (ii) as permitted by Section 41.3.6. None of the Equipment is covered by any certificate of title.

                  41.2.8 Federal Employer Identification Number. The Federal employer identification numbers for both Lessee and Guarantor are set forth on EXHIBIT P.

         41.3 UCC COVENANTS. The following covenants shall apply to the Collateral.

                  41.3.1 Inspection. Lessee and Guarantor will permit the Lessor, by its representatives and agents (i) to inspect the Collateral, (ii) to examine and make copies of the records of the Lessee relating to the Collateral and (iii) to discuss the Collateral and the related records of Lessee and Guarantor with, and to be advised as to the same by, the

         Lessee's and Guarantor's respective officers and employees, all at such reasonable times and intervals as the Lessor may determine, and all at the Lessee's and Guarantor's expense.

                  41.3.2 Taxes. Lessee and Guarantor will pay or cause to be paid when due all taxes, assessments and governmental charges and levies upon the Collateral, except those which are being contested in good faith by appropriate Proceedings and with respect to which no Encumbrance exists.

                  41.3.3 Records and Reports; Notification of Default. Lessee will maintain complete and accurate books and records with respect to the Collateral, and furnish to the Lessor such reports relating to the Collateral as the Lessor shall from time to time request. Each of the Lessee and Guarantor will give prompt notice in writing to the Lessor of the occurrence of any Event of Default and of any other development, financial or otherwise, which might materially and adversely affect the Collateral.

                  41.3.4 Financing Statements and Other Actions; Defense of Title. Both Lessee and Guarantor hereby authorize the Lessor to file and if requested will execute and deliver to the Lessor all financing statements and other documents and take such other actions as may from time to time be requested by the Lessor in order to maintain a first perfected security interest in and, if applicable, control of, the Collateral. Lessee and Guarantor will take any and all actions necessary to defend title to the Collateral against all persons and to defend the security interest of the Lessor in the Collateral and the priority thereof against any Encumbrance not expressly permitted hereunder.

                  41.3.5 Disposition of Collateral. Lessee will not sell, lease or otherwise dispose of the Collateral except (i) prior to the occurrence of an Event of Default, dispositions specifically permitted pursuant to this Lease, (ii) until such time following the occurrence of an Event of Default as Lessee receives a notice from the Lessor instructing the Lessee to cease such transactions, sales or leases of Inventory in the ordinary course of business, and (iii) until such time as Lessee receives a notice from the Lessor, proceeds of Inventory collected in the ordinary course of business.

                  41.3.6 Encumbrances. Neither Lessee nor Guarantor will create, incur, or suffer to exist any Encumbrance on the Collateral except (i) the security interest created by this Lease, and (ii) Permitted Encumbrances.

                  41.3.7 Change of Name or Mailing Address. Lessee will not (i) change its name or taxpayer identification number or (ii) change its mailing address, unless Lessee shall have given the Lessor not less than thirty (30) days' prior written notice of such event or occurrence and the Lessor shall have either (x) determined that such event or occurrence will not adversely affect the validity, perfection or priority of the Lessor's security interest in the Collateral, or (y) taken such steps (with the cooperation of Lessee and Guarantor to the extent necessary or advisable) as are necessary or advisable to properly maintain the validity, perfection and priority of the Lessor's security interest in the Collateral.

                  41.3.8 Other Financing Statements. Lessee will not sign or authorize the signing on its behalf of the filing of any financing statement naming it as debtor covering all or any portion of the Collateral, except as permitted by Section 41.3.6.

                  41.3.9 Maintenance of Goods. Lessee will do all things necessary to maintain, preserve, protect and keep the Inventory and the Equipment in good repair and working condition.

         41.4 ACCELERATION AND REMEDIES. Upon the acceleration of the Rent pursuant to the terms hereof, the Lessor may exercise any or all of the following rights and remedies:

                  41.4.1 UCC Remedies. Those rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or under any other applicable law when a debtor is in default under a security agreement.

                  41.4.2 Disposal. Without notice except as specifically provided elsewhere in this Lease, sell, lease, assign, grant an option or options to purchase or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, for cash, on credit or for future delivery, and upon such other terms as the Lessor may deem commercially reasonable.

                  41.4.3 Compliance with Law. The Lessor may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral, and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

         41.5 OBLIGATIONS UPON DEFAULT. Upon the request of the Lessor after the occurrence of an Event of Default, both Lessee and Guarantor will:

                  41.5.1 Assembly of Collateral. Assemble and make available to the Lessor the Collateral and all records relating thereto at any place or places specified by the Lessor.

                  41.5.2 Lessor Access. Permit the Lessor, by the Lessor's representatives and agents, to enter any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral and to remove all or any part of the Collateral.

         41.6 ADDITIONAL UCC PROVISIONS. The following additional provisions shall apply to the Collateral:

                  41.6.1 Notice of Disposition of Collateral; Condition of Collateral. Notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral shall be deemed reasonable if sent to the Lessee at least ten (10) days prior to (i) the date of any such public sale or
         (ii) the time
         after which any such private sale or other disposition may be made. Lessor shall have no obligation to clean-up or otherwise prepare the Collateral for sale.

                  41.6.2 Lessor Performance of Lessee Obligations. Without having any obligation to do so, the Lessor may perform or pay any obligation which Lessee has agreed to perform or pay in this Lease and Lessee and Guarantor shall reimburse the Lessor for any amounts paid by the Lessor pursuant to this Section 41.6.2.

                  41.6.3 Authorization for Lessor to Take Certain Action. Lessee irrevocably authorizes the Lessor at any time and from time to time in the sole discretion of the Lessor and appoints the Lessor as its attorney-in-fact (i) to execute on behalf of Lessee and to file financing statements necessary or desirable in the Lessor's sole discretion to perfect and to maintain the perfection and priority of the Lessor's security interest in the Collateral, (ii) to indorse and collect any cash proceeds of the Collateral, (iii) to file a carbon, photographic or other reproduction of this Lease or any financing statement with respect to the Collateral as a financing statement and to file any other financing statement or amendment of a financing statement (which does not add new collateral or add a debtor) in such offices as the Lessor in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Lessor's security interest in the Collateral, (iv) to apply the proceeds of any Collateral received by the Lessor to the Rent, and (v) to discharge past due taxes, assessments, charges, fees or Encumbrances on the Collateral (except for such Encumbrances as are specifically permitted hereunder), and Lessee and Guarantor agree to reimburse the Lessor on demand for any payment made or any expense incurred by the Lessor in connection therewith, provided that this authorization shall not relieve Lessee or Guarantor of any obligations under this Lease.

                  41.6.4 Dispositions Not Authorized. Neither Lessee or Guarantor is authorized to sell or otherwise dispose of the Collateral except as set forth in Section 41.3.5 and notwithstanding any course of dealing between Lessee and Guarantor, and Lessor or other conduct of the Lessor, no authorization to sell or otherwise dispose of the Collateral (except as set forth in Section 41.3.5) shall be binding upon the Lessor unless such authorization is in writing signed by the Lessor.

                                  ARTICLE XLII

                                PURCHASE OPTIONS

         42.1 OPTION TO PURCHASE. For good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and in addition to Lessor's right to require Lessee to purchase the Leased Properties as set forth in Section 16.4, Lessor hereby grants to Lessee the option to purchase the Leased Properties or portions thereof, which option may be exercised by Lessee at any time during the Terms, all pursuant to the terms and conditions set forth on EXHIBIT O.

         42.2. PUT OPTION OF LESSOR. For good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Lessee grants to Lessor the right for Lessor to require Lessee to purchase the Leased Properties or portions thereof, either (i) any time after the date which is ninety (90) days prior to the Realty Expiration Date, or (ii) otherwise pursuant to the provisions of Section 14.8, subject to the same terms, covenants and conditions applicable to Lessee's Option to Purchase as set forth in Section 42.1 and as described on EXHIBIT O.

         42.3. TERMINATION OF LEASE. In the event of Exercise of Option as set forth herein and the acquisition of Leased Properties by Lessee, this Lease shall terminate effective as of the closing of such purchase.



                             SIGNATURE PAGES FOLLOW

         IN WITNESS WHEREOF, the parties hereto have respectively executed this Lease effective as of the Effective Date.

LESSOR                                      WILLIAMS HEADQUARTERS BUILDING
                                            COMPANY, A Delaware Corporation


                                            By:
                                               ---------------------------------
                                            Name:
                                                 -------------------------------
                                            Title:
                                                  ------------------------------



LESSEE                                      WILLIAMS TECHNOLOGY CENTER, LLC,
                                            A Delaware Limited Liability Company


                                            By:
                                               ---------------------------------
                                            Name:
                                                 -------------------------------
                                            Title:
                                                  ------------------------------



GUARANTOR                                   WILLIAMS COMMUNICATIONS, LLC,
                                            A Delaware Limited Liability Company


                                            By:
                                               ---------------------------------
                                            Name:
                                                 -------------------------------
                                            Title:
                                                  ------------------------------



WCG - FOR THE LIMITED PURPOSE OF SECTION 8.2, 8.3, ARTICLE XVII, AND
SECTION 23.2

                                            WILLIAMS COMMUNICATIONS GROUP, INC.
                                            A DELAWARE CORPORATION


                                            BY:
                                               ---------------------------------
                                            NAME:
                                                 -------------------------------
                                            TITLE:
                                                  ------------------------------

EXHIBIT A         -        Center Parcel Real Property Description
EXHIBIT B         -        Parking Structure Parcel Property Description
EXHIBIT C         -        Credit Agreement
EXHIBIT D         -        Lessee's Certificate
EXHIBIT E         -        Permitted Encumbrances
EXHIBIT F         -        Consent and Non-Disturbance Agreement
EXHIBIT G         -        Memorandum or Short Form of Lease
EXHIBIT H         -        Guaranty
EXHIBIT I         -        Interest Rate Calculation
EXHIBIT J         -        Realty Base Rent Computation
EXHIBIT K         -        Category 1 FF&E Tangible Personal Property Description
EXHIBIT L         -        Category 1 FF&E Base Rent Computation
EXHIBIT M         -        Category 2 FF&E Tangible Personal Property Description
EXHIBIT N         -        Category 2 FF&E Base Rent Computation
EXHIBIT O         -        Option to Purchase/Put Option Terms
EXHIBIT P         -        UCC Information

SCHEDULE 22.2     -        Sublease Parties

                                    EXHIBIT A

                     Center Parcel Real Property Description


The Easterly Half (E/2) of Block Eighty-eight (88), ORIGINAL TOWN OF TULSA, located in the City of Tulsa, Tulsa County, State of Oklahoma, according to the Official Plat thereof, more particularly described as follows:

BEGINNING at the Southeasterly corner of Block 88; thence Northerly 300 feet along the Easterly line of Block 88 to the Northeasterly corner of said Block; thence Westerly along the Northerly line of said Block a distance of 150 feet to a point; thence Southerly a distance of 300 feet to a point on the Southerly line of said Block; thence Easterly along the Southerly line 150 feet to the Point of Beginning.

AND, the following described property:

A portion of East First Street adjacent to Blocks 73 and 88 of the Original Townsite of Tulsa, Tulsa County, State of Oklahoma, a portion of South Cincinnati Avenue adjacent to Blocks 88 and 87, Original Townsite, Tulsa County, State of Oklahoma and said portion of East Second Street adjacent to Blocks 88 and 106, Original Townsite of Tulsa, Tulsa County, State of Oklahoma, that is below an elevation of Three (3) feet lower than the driving lanes of said roadway. Said potion of streets being more fully described as follows to wit:

Commencing at the point of beginning, said point being the northeast corner of Block 88; thence westerly along the northerly line of said Block 88 a distance of 160.00 feet; thence northerly and perpendicular to the northerly line of said Block 88 a distance of 3.50 feet; thence easterly and parallel the northerly line of said Block 88 a distance of 166.75 feet; thence southerly and parallel the easterly line of said Block 88 a distance of 311. 50 feet; thence westerly and parallel the southerly line of Block 88 a distance of 166.75 feet; thence northerly a distance of 8.00 feet to a point on the southerly line of said Block 88, said point being 10.00 feet westerly from the southwest corner of Lot 6, Block 88; thence easterly along the southerly line of Block 88 a distance of
160.00 feet to the southeast corner of Lot 6 Block 88; thence northerly along the easterly line of Block 88 a distance of 300.00 feet to the point of beginning.


Skywalk No. 1

The following described property:

         A portion of South Cincinnati Avenue adjacent to Blocks 73 and 74, Original Townsite of Tulsa, Tulsa County, State of Oklahoma, that is above an elevation of Twenty Seven (27) feet higher than the driving lanes of the said roadway. Said portion of South Cincinnati Avenue being more fully described as follows to wit:

         Commencing at the point of beginning, said point being the southwest corner of Lot 3 Block 74, Original Townsite; thence northerly along the westerly line a distance of 32.00 feet of said Lot 3, Block 74; thence westerly and perpendicular a distance of 80.00 feet to a point on the easterly line of Lot 1, Block 73, Original Townsite; thence southerly along the easterly line a distance of 32.0 feet of said Lot 1, Block 73; thence easterly and perpendicular a distance of 80.00 feet to the point of beginning.


Skywalk No. 2

The following described:

         A portion of East First Street adjacent to Blocks 73 and 88 of the Original Townsite of Tulsa, Tulsa County, State of Oklahoma, that is above an elevation of Twenty Seven (27) feet higher than the driving lanes of the said roadway. Said portion of East First Street being more fully described as follows to wit:

         Commencing at the point of beginning, said point being the southeast corner of Lot 1, Block 73, Original Townsite; thence westerly along the southerly line of Lot 1 Block 73 a distance of 26.00 feet; thence southerly and perpendicular a distance of 80.00 feet to a point on the northerly line of Lot 3, Block 88, Original Townsite; thence easterly along the northerly line of Lot 3 Block 88 a distance of 26.00 feet to the northeast corner of Lot 3, Block 88; thence northerly and perpendicular a distance of 80.00 feet to the point of beginning.

                                    EXHIBIT B

                  Parking Structure Parcel Property Description


TRACT A:

Lots One (1), Two (2), Three (3) and Four (4), Block Seventy-four (74), ORIGINAL TOWNSITE OF TULSA, now City of Tulsa, Tulsa County, State of Oklahoma, according to the Official Plat thereof;

TRACT B:

All that part of the Original Tulsa Station and Depot Grounds of the Burlington Northern Railroad Company's Right of Way located in Sections 1 and 2, Township 19 North, Range 12 East of the Indian Base and Meridian, more particularly described as follows, to-wit:

        BEGINNING at a point that is the Northwest corner of Block 74, Original Town of Tulsa, now City of Tulsa, Tulsa County, Oklahoma, according to the Official Plat thereof; thence Westerly along the Westerly production of the North line of Block 74, a distance of 80.00 feet to a point, also being the Northeast corner of Block 73, said point also being the Southeast corner of that certain sale to the Tulsa Urban Renewal Authority, dated December 30, 1970, recorded December 30, 1970, in Book 3951 at Pages 1235, 1236, 1237 and 1238, and correction deed dated August 28, 1973; thence Northerly along the Northerly production of the East line of said Block 73 a distance of 200.00 feet; thence Easterly parallel 200.00 feet Northerly of the North line of said Block 74 a distance of 80.00 feet to a point on the Northerly production of the West line of Block 74; thence Southerly along the Northerly production of the West line of Block 74 a distance of 20.00 feet; thence Easterly parallel 180.00 feet Northerly of the North line of said Block 74 a distance of 60.91 feet to a point of intersection with an existing concrete retaining wall; thence Northeasterly along a deflection angle to the left of 5(degree)42'01" a distance of 240.27 feet to a point on the Northerly production of the East line of Block 74; thence Southerly along said Northerly production of the East line of Block 74 a distance of 203.86 feet to the Northeast corner of Block 74; thence Westerly along the Northerly line of Block 74 a distance of 300.00 feet to the Point of Beginning of said tract of land.

AND, the following described property:

         A portion of East First Street adjacent to Block 74 and Block 87 of the Original Townsite of Tulsa, Tulsa County, State of Oklahoma, that is below an elevation of One (1) foot lower than the driving lanes of said roadway. Said portion of street being more fully described as follows to wit:

         Commencing at a point of beginning, said point being the southwest corner of Block 74; thence southerly and perpendicular to the south line of Block 74 a distance of 2.75 feet; thence easterly and parallel to the southerly line of said Block 74 a distance of 302.75 feet; thence northerly and parallel to the easterly line of Block 74 a distance of 191.00 feet; thence westerly and perpendicular a distance of 2.75 feet to the east line of Block 74; thence southerly along the east line of Block 74 a distance of 188.25 feet, thence westerly along the southerly line of Block 74 a distance of 300.00 feet, to the point of beginning.

                                    EXHIBIT I

                            Interest Rate Calculation


The following definitions shall apply to this EXHIBIT I:

         "ABR", when used herein, refers to interest at a rate determined by reference to the Alternate Base Rate.

         "Applicable Margin" means, for any day, (i) the applicable rate per annum set forth below under the caption "Eurodollar Spread" or "ABR Spread", as the case may be, based upon the Guarantor's Bank Facility Rating set by S&P and Moody's, respectively, applicable on such date plus (ii) the applicable rate per annum set forth below under the caption "Leverage Premium", unless the Total Leverage Ratio, as determined by reference to the financial statements delivered to the Lessor in respect of the most recently ended fiscal quarter of WCG, is less than 6:00 to 1:00.

         "Eurodollar", when used herein, refers to interest at a rate determined by reference to the Adjusted LIBO Rate.

         "Facilities" means the Term Facility, the Revolving Facility, the Incremental Facility and each Additional Incremental Facility, all as defined in the Credit Agreement.

         "LIBO Rate" means, with respect to any Eurodollar Rate, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Lessor from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two
(2) Business Days prior to the first day of each calendar month, as the rate for dollar deposits with a maturity of thirty (30) days. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" shall be the rate (rounded upwards, if necessary, to the next 1/16 of 1%) at which dollar deposits of $5,000,000 and for a maturity of thirty (30) days are offered by the principal London office of the CitiBank, N.A., in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of each calendar month. In either case, the applicable LIBO Rate shall be effective for the calendar month next succeeding the date of such determination.

         "Moody's" means Moody's Investors Service, Inc.

         "S&P" means Standard & Poor's Ratings Services, a division of the McGraw Hill Companies.

At Lessee's option, ABR plus Applicable Margin or LIBO Rate plus Applicable Margin (the "Rate") as determined from time to time by S&P or by Moody's based on Guarantor's Facilities Rating in accordance with the grid below:


                                   Facilities Rating of                                 EURODOLLAR       Leverage
                                        Guarantor                      ABR Spread         SPREAD          Premium
                                   --------------------                ----------       ----------       --------
      Level I                    BBB- and Baa3 or higher                 0.50%            1. 50%           .25%

      Level II                         BB+ and Ba1                       0.875%           1.875%           .25%

      Level III                         BB and Ba2                       1.25%             2.25%           .25%

      Level IV                         BB- and Ba3                       1.50%             2.50%           .25%

      Level V                Lower than BB- or lower than Ba3            1.75%             2.75%           .25%

         For purposes of the foregoing (i) if neither S&P nor Moody's or any replacement or successor facility of similar size shall have in effect a rating for the Facilities, then the Applicable Margin shall be the rate set forth in Level V, (ii) if either S&P or Moody's, but not both S&P and Moody's, shall have in effect a rating for the Facilities, then the Applicable Margin shall be based on such rating, (iii) if the ratings established by S&P and Moody's for the Facilities shall fall within different Levels, then the Applicable Margin shall be based on the lower of the two ratings, (iv) if the ratings established by S&P and Moody's for the Facilities shall fall within the same Level, then the Applicable Margin shall be based on that Level and (v) if the ratings established by S&P and Moody's for the Facilities shall be changed (other than as a result of a change in the rating system of S&P or Moody's), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.



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

                                    EXHIBIT J

                          Realty Base Rent Computation


Monthly Realty Base Rent to be an amount as would be necessary to amortize $168,892,596 (the "Realty Base Rent Principal") on a straight-line basis over a period of four hundred and eighty (480) months plus interest (the "Realty Base Rent Interest") calculated at the Rate for the first thirty-six (36) months after the Commencement Date and on a straight-line basis over a period of two hundred and four (204) months plus interest calculated at the Rate for the remaining balance thereafter, subject however to the adjustments made with respect to levels two (2) and three (3) of the Center as set forth in Section
3.1. On the Realty Expiration Date, a final payment of Realty Base Rent in the amount computed by taking what would be the remaining Realty Base Rent Principal as amortized pursuant to this EXHIBIT J, as of the Realty Expiration Date.



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

                                    EXHIBIT K

             Category 1 FF&E Tangible Personal Property Description

                                                          AFE                      AMOUNT
                                                          ---                      ------
        Furniture                                            #10001052          $17,878,000
        Design Fees & Expenses                               #10001285          $ 2,345,477
        Voice Systems                                       IT-VS-2001          $ 5,465,827
        Flooring (initial order)                  #10000723 & 10001038          $ 1,677,487
        Contingent Costs                                                        $ 1,189,689
                                                                                ===========
        SUBTOTAL                                                                $28,556,480


The Lessor and Lessee agree to reconcile the exact Category 1 FF&E within forty-five (45) days of the Substantial Completion Date as defined in the Construction Completion Agreement.



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

                                    EXHIBIT L

                      Category 1 FF&E Base Rent Computation


CATEGORY 1 FF&E BASE RENT. Monthly Category 1 FF&E Base Rent to be an amount as would be necessary to amortize $28,556,480 on a straight-line basis over a period of sixty (60) months plus interest calculated at the Rate.

                                    EXHIBIT M

             Category 2 FF&E Tangible Personal Property Description

                                                               AFE                      AMOUNT
                                                               ---                      ------
        Desktop                                             IT-DT-2001               $ 7,608,570
        Audio Visual                                         #10001221               $19,996,330
        Data Network                                        IT-DN-2001               $13,800,779
        Servers                                             IT-SA-2001               $ 5,867,282
        Contingent Costs                                                             $   277,963
                                                                                     ===========
        SUBTOTAL                                                                     $47,550,924


    The Lessor and Lessee agree to reconcile the exact Category 2 FF&E within forty-five (45) days of the Substantial Completion Date as defined in the
                       Construction Completion Agreement.



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

                                    EXHIBIT N

                      Category 2 FF&E Base Rent Computation


CATEGORY 2 FF&E BASE RENT. Monthly Category 2 FF&E Base Rent to be an amount as would be necessary to amortize $47,550,924 on a straight-line basis over a period of thirty-six (36) months plus interest calculated at the Rate.

                                    EXHIBIT O


         1. OPTION TO PURCHASE/ PUT OPTION TERMS

                  1.1 SALE AGREEMENT. Upon the exercise by Lessee of its option to purchase or by Lessor of its option to require the Lessee to purchase (either being described herein as an "Exercise of Option"), both as set forth in Article XLII, the Lessor agrees to sell to the Lessee and the Lessee agrees to purchase from the Lessor the Realty for the Repurchase Price, on the terms hereinafter stated.

                  1.2 TITLE. Lessor shall transfer title to the Realty subject only to outstanding mineral interests of record, if any, the Permitted Exceptions and such other easements, restrictions of record.

                  1.3 LESSOR'S DELIVERIES BEFORE CLOSING. Within twenty (20) days after the Exercise Date, Lessor will deliver to Lessee the following:

                           1.3.1 Leases and Contracts. Access to all leases and
                  contracts affecting the ownership, operation or maintenance of the Realty.

                           1.3.2 Survey. Any existing surveys of the Realty, in
                  Lessor's possession or control.

                  1.4 SELLER'S DELIVERIES AT CLOSING. At Closing, Lessor shall deliver to Lessee the following:

                           1.4.1 Deed. A duly-executed and acknowledged Special
                  Warranty Deed the form of which is attached hereto as Exhibit I conveying to the Lessee marketable fee simple title to all of the Realty free of all liens and Encumbrances and defects in title except as set forth in to Paragraph 1.2 hereinabove.

                           1.4.2 Evidence of Authority. Reasonable evidence of
                  the Lessor's authority to consummate the transactions contemplated hereby.

                           1.4.3 Leases and Contracts. The originals of the
                  items listed in Paragraph 1.3.1 hereinabove.

                           1.4.4 Lien Affidavit. Affidavit executed by Lessor in
                  form acceptable to the title company to the effect that the Realty is free from claims for mechanics', materialmen's and laborers' liens except as arising from the acts of Lessee.

                           1.4.6 Bill of Sale. If the Closing Date occurs on or
                  prior to either the Category 1 FF&E Expiration Date at the Category 2 FF&E Expiration Date, a



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

                  Special Warranty Bill of Sale covering the Category 1 FF&E and/or the Category 2 FF&E, as applicable.

                  1.5 LESSEE'S DELIVERIES AT CLOSING. At Closing, Lessee shall deliver to Lessor the following:

                           1.5.1 Consideration. The Repurchase Price.

                  1.6 CLOSING COSTS. All of the closing costs of or related to this transaction of whatever character or nature, and regardless of which party may have incurred the same shall be payable in full, by the Lessee.

                  1.7 CLOSING DATE. In the event of the Exercise Option, the closing (the "Closing Date") of the purchase and sale of the Realty shall be the earlier to occur of (i) the Realty Expiration Date, or
         (ii) ninety (90) days after the Exercise Date, with the exact date of Closing Date to be set by Lessor upon at least ten (10) days prior written notice to Lessee.

         2. PURCHASE AND SALE TERMS FOR LEASED PERSONAL PROPERTY.

         TRANSFER UPON PAYMENT. Upon the payment in full in each case of (i) the Category 1 FF&E Base Rent and (ii) the Category 2 FF&E Base Rent, the Lessor agrees to sell to Lessee and Lessee agrees to purchase from Lessor for no additional consideration, the Category 1 FF&E and Category 2 FF&E respectively. In the event of either of the foregoing,
         (i) within twenty (20) days after the Category 2 FF&E Expiration Date the Lessor shall provide to Lessee a Special Warranty Bill of Sale covering $47,550,924 of original cost of Category 2 FF&E, and (ii) within twenty (20) days after the Category 1 FF&E Expiration Date shall provide to Lessee a Special Warranty Bill of Sale covering $28,556,481 of original cost of Category 1 FF&E.

         3. DEFAULT AND REMEDIES. In the event either party defaults in the performance of any obligations under this EXHIBIT O, the non-defaulting party shall give written notice of such default to the defaulting party. The defaulting party (i) shall have thirty (30) days from receipt of such notice in which to cure such default, or (ii) in the event such default involves performance other than the payment of money, and cannot be reasonably cured within such thirty (30) day period notwithstanding the diligent efforts of the defaulting party, shall have such additional period as may be necessary to cure such default so long as the defaulting party has commenced such cure within such thirty (30) day period and thereafter diligently and continuously pursues a cure of such default. In the event any such default is not cured within such period, the non-defaulting party shall be entitled either (i) to waive such default in writing, or (ii) to pursue any and all of its rights and remedies under applicable law, including, without limitation, specific performance.



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